EXHIBIT 4.19

ASSET PURCHASE AGREEMENT

by and among

SAWGRASS BUYER LLC
(“Buyer”),
ATLAS CORP.
(“Atlas”),
and
CERTAIN SUBSIDIARIES OF
ATLAS IDENTIFIED HEREIN
(collectively, “Sellers”)

November 19, 2024

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TABLE OF CONTENTS
Page

ARTICLE 1 PRINCIPAL TRANSACTION    1
Section 1.1    Sale and Purchase of Purchased Assets    1
Section 1.2    Cash Purchase Price; Payment    3
Section 1.3    Closing    4
Section 1.4    Closing Deliverables    4
Section 1.5    Certain Consents    5
Section 1.6    Wrong Pockets; Misdirected Payments    6
Section 1.7    Withholding Tax    6
Section 1.8    Designated Buyer    6
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES    7
Section 2.1    Organization; Authorization    7
Section 2.2    Noncontravention    8
Section 2.3    Title to Purchased Assets; Condition    8
Section 2.4    Absence of Certain Changes    9
Section 2.5    Legal Compliance    10
Section 2.6    Tax Matters    10
Section 2.7    Assigned Contracts    11
Section 2.8    Proceedings    11
Section 2.9    Employees    11
Section 2.10    Employee Benefits    12
Section 2.11    Vendors    13
Section 2.12    Illegal Payments; FCPA; Sanctioned Persons    13
Section 2.13    Environmental Matters    14
Section 2.14    Broker’s Fees    14
Section 2.15    Affiliate Arrangements    15
Section 2.16    Real Property    15
Section 2.17    Insurance    15
Section 2.18    Intellectual Property    16
Section 2.19    Data Privacy and Security    18
Section 2.20    CFIUS    18
Section 2.21    No Other Representations or Warranties    19
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER    19
Section 3.1    Organization; Authorization    19
Section 3.2    Noncontravention    20
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Section 3.3    Proceedings    20
Section 3.4    Solvency    20
Section 3.5    Projections    20
Section 3.6    Broker’s Fees    20
Section 3.7    Financing    20
Section 3.8    Reliance    21
Section 3.9    No Other Representations or Warranties    21
ARTICLE 4 COVENANTS AND AGREEMENTS    21
Section 4.1    Conduct Pending Closing    21
Section 4.2    Access to Information    22
Section 4.3    Efforts; Notices; Further Assurances    23
Section 4.4    Restrictive Covenants    25
Section 4.5    Public Announcements    26
Section 4.6    Tax Matters    26
Section 4.7    Records Retention    27
Section 4.8    Representative of Sellers    28
Section 4.9    Notification of Certain Matters    29
Section 4.10    R&W Insurance    29
Section 4.11    Prorations    29
Section 4.12    IID Assets    29
Section 4.13    Employees    30
Section 4.14    Maintenance of Insurance    31
Section 4.15    Treatment of Certain Assets    31
Section 4.16    Storage Agreements    32
Section 4.17    Hot Sections    32
Section 4.18    Exclusivity    33
Section 4.19    Confidentiality, Non-Competition, Assignment of Inventions, and Similar Agreements    34
Section 4.20    Infringement Matter    34
ARTICLE 5 CONDITIONS    34
Section 5.1    Conditions to Obligations of Buyer    34
Section 5.2    Conditions to Obligation of Seller Parties    35
ARTICLE 6 TERMINATION    36
Section 6.1    Termination Events    36
Section 6.2    Effect of Termination    38
Section 6.3        Break-Up Fee    38
ARTICLE 7 SURVIVAL    39
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Section 7.1    Non-Survival    39
ARTICLE 8 DEFINITIONS    40
ARTICLE 9 GENERAL    54
Section 9.1    Binding Effect; Benefits; Assignment    54
Section 9.2    Entire Agreement    54
Section 9.3    Amendment and Waiver    55
Section 9.4    Governing Law    55
Section 9.5    Submission to Jurisdiction    55
Section 9.6    WAIVER OF TRIAL BY JURY    55
Section 9.7    Notices    55
Section 9.8    Counterparts    56
Section 9.9    Expenses    57
Section 9.10    Headings; Construction    57
Section 9.11    Partial Invalidity    57
Section 9.12    Certain Disclosure Matters    58
Section 9.13    Specific Performance    58
Section 9.14    Non-Party Affiliates    59
Section 9.15    Prevailing Party    59

EXHIBITS
Exhibit A        Equity Commitment Letter
Exhibit B        Limited Guaranty
Exhibit C        Form of Restrictive Covenant Agreement
Exhibit D        Form of Trademark and Domain Name Assignment and License
Exhibit 1.1(a)        Tangible Personal Property
Exhibit 1.1(b)        Purchased Inventory
Exhibit 1.1(h)         Purchased Systems
Exhibit 1.1(i)        Purchased Trademarks
Exhibit 1.1(j)        Purchased Domain Names
Exhibit 4.6(a)        Allocation Principles
Exhibit 8.1        Eligible APR Employees
Exhibit 8.2        Assigned Contracts
Exhibit 8.3        Brazilian Assets
Exhibit 8.4        IID Assets
Exhibit 8.5        Certain Permitted Encumbrances

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made as of November 19, 2024, by and among Sawgrass Buyer LLC, a Delaware limited liability company (“Buyer”), Atlas Corp., a Marshall Islands corporation (“Atlas”), and Atlas’s indirect wholly-owned subsidiaries identified as “Sellers” on the signature page hereto (each a “Seller” and collectively “Sellers” and together with Atlas, the “Seller Parties”). Buyer and the Seller Parties are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in ARTICLE 8.
RECITALS
WHEREAS, the Sellers, consisting of APR Energy Holdings Limited, a private limited company organized under the laws of England and Wales (“APR”), and certain of APR’s direct and indirect subsidiaries, own, operate, maintain and lease certain mobile aero-derivative turbines, balance-of-plant and related power generation and infrastructure assets.
WHEREAS, Buyer desires to purchase and acquire from Sellers, and Sellers desire to sell to Buyer, all of Sellers’ right, title and interest in and to the Purchased Assets (as defined below) for the consideration and on the terms and conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Seller Parties to enter into this Agreement, (i) Fortress Credit Opportunities Fund VI (A) LP (the “Equity Financing Source”) has executed and delivered to Atlas the equity commitment letter attached hereto as Exhibit A, dated as of the date of this Agreement (as amended or modified, the “Equity Commitment Letter”), pursuant to which the Equity Financing Source has committed to provide to Buyer the amount of equity financing set forth therein (the “Equity Financing”), subject to the terms and conditions set forth therein and (ii) the Equity Financing Source has executed and delivered the limited guarantee attached hereto as Exhibit B, dated as of the date of this Agreement, in favor of Atlas (on behalf of the Seller Parties) (the “Limited Guaranty”).
AGREEMENT
Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
PRINCIPAL TRANSACTION
Section 1.1Sale and Purchase of Purchased Assets. On the terms and subject to the conditions of this Agreement, at Closing, each Seller will sell, transfer, convey and deliver to

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Buyer, and Buyer will purchase from each Seller, all of such Seller’s right, title and interest in and to the following assets, properties and rights (such assets, properties and rights, collectively, the “Purchased Assets”), in each case free and clear of Encumbrances (other than Permitted Encumbrances):
(a)the turbines, generators, balance-of-plant and other tangible personal property set forth on Exhibit 1.1(a) (the “Purchased Personal Property”);
(b)the inventory set forth on Exhibit 1.1(b) (“Purchased Inventory”);
(c)the Assigned Contracts and all rights thereunder;
(d)the books and records (or portions thereof) relating primarily to the Purchased Assets (including the Assigned Contracts) or the Assumed Liabilities, in each case that are in Sellers’ or its Affiliates’ possession or control (collectively, the “Books and Records”), including operational and maintenance manuals, as-built documents, records associated with borescope and other inspections of the Purchased Assets, performance or emissions test results, and maintenance records including records of all major maintenance;
(e)all Permits, including environmental Permits, which are held by any of the Seller Parties and required for the ownership and/or use of the Purchased Assets or the Assumed Liabilities, as applicable, if any, to the extent transferrable;
(f)all prepaid expenses, credits, advance payments, claims, security deposits, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees arising from or relating to the Purchased Assets or the Assumed Liabilities, other than in respect of the Ambar Settlement Agreement and the PPG Matter;
(g)all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities, in each case, with respect to periods prior to the Closing, as and to the extent set forth in Section 4.14 and Section 4.15, other than in respect of the Pending Insurance Claim or the Atlas RWI Policy;
(h)the computer operating systems and related hardware and software (A) installed on the Purchased Assets set forth on Exhibit 1.1(a) or (B) reasonably necessary to operate the Purchased Assets and, in the case of this clause (B), set forth on Exhibit 1.1(h) (collectively, the “Purchased Software”);
(i)all Intellectual Property in or to the Purchased Personal Property, Books and Records or Purchased Software, in each case, owned or purported to be owned by any Seller or otherwise in the possession of any Seller and capable of being transferred (collectively, the “Purchased Intellectual Property”), including the Trademarks set forth on Exhibit 1.1(i) (the “Purchased Trademarks”) and the Purchased Domain Names;
(j)the domain names set forth on Exhibit 1.1(j) (the “Purchased Domain Names”);
(k)all goodwill associated with the foregoing; and
(l)all rights of each Seller under any confidentiality, non-competition, assignment of inventions or similar agreements with any present or former employees, officers, directors, retirees, independent contractors or consultants of such Seller who provided services related to

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the Purchased Assets and/or participated in the development of the Purchased Assets, in each case solely in respect of the portion of such rights of such Seller that relate exclusively to the Purchased Assets.
Notwithstanding the foregoing, the Purchased Assets do not include any Excluded Assets.
Section 1.2Cash Purchase Price; Payment.
(a)In consideration of the sale and transfer of the Purchased Assets to Buyer, Buyer will pay to Atlas at Closing, as payee agent for Sellers, an aggregate amount equal to (i) US $375,000,000 minus (ii) the Solaris Credit Amount (the “Cash Purchase Price”). Atlas will notify Buyer of the allocation of the Cash Purchase Price among the Sellers at least five Business Days prior to Closing (the “Seller Allocations”). All amounts payable by one Party to another Party under this Agreement will be paid by wire transfer of immediately available funds to the account designated in writing by the Party entitled to receive such payments.
(b)As additional consideration for the sale and transfer of the Purchased Assets to Buyer, at Closing, Buyer will assume and agree to pay, discharge, perform or otherwise satisfy, when due, the Assumed Liabilities. Except for the Assumed Liabilities, Buyer is not assuming, and the Seller Parties will retain, pay, perform, discharge or otherwise satisfy, when due, any Liabilities of the Seller Parties (collectively, the “Excluded Liabilities”). The Excluded Liabilities include, without limitation, the following Liabilities of the Sellers:
(i)Indebtedness, Seller Transaction Expenses and any other Liabilities of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;
(ii)Any Liabilities to the extent relating to or arising out of an Excluded Asset, including (A) any Liabilities relating to or arising out of the PPG Matter or the Infringement Matter or matters underlying the Ambar Settlement Agreement (including the Proceedings described in the Ambar Settlement Agreement) and (B) if Buyer and APR Energy enter into the IID Lease Agreement pursuant to and in accordance with Section 4.12 and Section 5.1(h)(ii), any Liabilities relating to or arising out of the IID Contract, whether prior to or after the Closing;
(iii)Any Liabilities (A) to any present or former employees, officers, directors, retirees, independent contractors or consultants of any of the Sellers, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, in each case, whether in respect of periods prior to or after the Closing (except, with respect to any Transferring Employee, Liabilities to any such Transferring Employee solely to the extent arising after, and in respect of periods after, such Transferring Employee commences employment with Buyer or its Affiliate), and (B) in respect of Employee Benefit Plans;
(iv)Any Liabilities arising out of, relating to or otherwise in respect of the Assigned Contracts (A) with respect to periods prior to the Closing and (B) arising from a pre-Closing breach or default by any of the Sellers;

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(v)Any Liabilities of any kind arising out of, based on or resulting from (A) the presence of or Release by a Seller of any Hazardous Materials, or (B) any actual or alleged non-compliance with any environmental Law or term or condition of any environmental Permit, in each case, prior to the Closing;
(vi)any Liabilities for (A) Taxes of a Seller Party or any of its Affiliates for any Tax period, including any liability or obligations for Taxes of any Seller Party or any Affiliate of any Seller Party that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law, (B) Taxes related to the Purchased Assets attributable to Pre-Closing Tax Periods (including a Seller Party’s portion of any Taxes in respect of a Straddle Period in accordance with Section 4.6(c))), (C) Taxes of any other Person pursuant to a Contract or otherwise that relate to an event or transaction occurring on or before the Closing Date and (D) subject to Section 4.6(d), any and all Taxes that arise out of the consummation of the transactions contemplated hereby (collectively, “Seller Taxes”);
(vii)if Buyer and APR Energy enter into the IID Lease Agreement pursuant to and in accordance with Section 4.12 and Section 5.1(h)(ii), Liabilities of any Seller (including APR Energy) under the IID Lease Agreement; and
(viii)all Liabilities to the extent arising out of or relating to the ownership, operation, maintenance, leasing or conduct of the Purchased Assets at or prior to the Closing.
Section 1.3Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place by conference call and electronic (i.e., email/PDF) exchange of signatures, documents and other deliverables required to be executed and/or delivered at or prior to Closing on the fifth Business Day following the date on which the last of the conditions set forth in ARTICLE 5 has been satisfied or waived (other than those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at any other place, time or date as may be mutually agreed by Buyer and Atlas. The date on which Closing occurs is referred to as the “Closing Date.” Title and risk of loss will transfer to Buyer at the actual time of Closing.
Section 1.4Closing Deliverables.
(a)At Closing, Buyer will pay the Cash Purchase Price to Atlas (as payee agent) and will deliver (or cause to be delivered) to Atlas:
(i)an assignment and assumption agreement in respect of the Purchased Assets and Assumed Liabilities, in customary form reasonably acceptable to the Buyer and Atlas, executed by Buyer (the “Assignment and Assumption Agreement”); and
(ii)a restrictive covenant agreement by and between Atlas and Duos Technologies Group, Inc. (“Duos”), in the form attached hereto as Exhibit C, duly executed by Duos (the “Restrictive Covenant Agreement”);
(iii)(A) an assignment of Purchased Trademarks and Purchased Domain Names to Buyer, in form and substance reasonably acceptable to Buyer and Atlas, duly executed by Buyer and (B) a transitional grant-back license to the Purchased Trademarks and Purchased Domain Names in favor of the applicable Sellers, in the form attached

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hereto as Exhibit D, duly executed by Buyer (collectively, the “Trademark and Domain Name Assignment and License”); and
(iv)the Common Interest Agreement, duly executed by Buyer.
(b)At Closing, the applicable Seller Parties will deliver to Buyer:
(i)evidence of the release of all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets, including UCC-3 termination statements and releases (in each case, in form and substance reasonably acceptable to Buyer) to evidence the release of all such Encumbrances on the Purchased Assets (including any such Encumbrances under the laws of, or in respect of Purchased Assets located in, Mexico and Equatorial Guinea);
(ii)a bill of sale for the Purchased Assets, in customary form reasonably acceptable to the Buyer and Atlas, executed by each Seller;
(iii)the Assignment and Assumption Agreement, executed by each Seller;
(iv)a properly completed IRS Form W-9, executed by each U.S. Seller;
(v)a properly completed IRS Form W-8, executed by each non-U.S. Seller;
(vi)the Restrictive Covenant Agreement, duly executed by Atlas;
(vii)the Trademark and Domain Name Assignment and License, each duly executed by the applicable Sellers party thereto; and
(viii)the Common Interest Agreement, duly executed by APR Energy.
Section 1.5Certain Consents. Notwithstanding anything in this Agreement or any Transaction Document to the contrary, with respect to the assignment to Buyer of the Assigned Contracts, this Agreement and the other Transaction Documents will not constitute an agreement to assign any Contract, or any claim, right or benefit thereunder, if an attempted assignment thereof, without the consent of the applicable counterparty or another Person, would constitute a breach or default under such Contract that would reasonably be expected to materially and adversely impact the rights and benefits of a Seller under such Assigned Contract (any such Contract, a “Specified Contract”). Without limiting the Parties’ obligations pursuant to Section 4.12, if consent to the assignment of a Specified Contract (including, for the avoidance of doubt, the GE MMP Contract or the Jacksonville Storage Contract) is not obtained prior to Closing, until such consent is obtained or a new Contract is entered into directly with Buyer, the Parties will cooperate in good faith to mutually agree upon reasonable arrangements designed to provide to Buyer the rights and benefits intended to be assigned to it, and impose on Buyer the burdens and liabilities intended to be assumed by it, with respect to such Specified Contract, including, at Buyer’s request, the enforcement of rights under such Specified Contract at the expense (payable in advance) and for the account of Buyer.
Section 1.6Wrong Pockets; Misdirected Payments.
(a)If, after the Closing Date, Atlas or Buyer in good faith identifies any asset or Contract owned or held by a Seller or any Affiliate thereof that should have been, but

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inadvertently was not, transferred prior to Closing to Buyer as a Purchased Asset, then Atlas or Buyer, as applicable, will notify the other as soon as reasonably practicable upon becoming aware of such asset or Contract and, unless it reasonably disagrees in good faith (for the avoidance of doubt, any such disagreement shall not preclude any Party from asserting a claim under this Agreement), Atlas will cause its applicable Affiliate to transfer such asset or Contract to Buyer as soon as reasonably practicable for no additional consideration, and Buyer will assume such asset or Contract and will thereafter pay, perform, discharge or otherwise satisfy the obligations under any such Contract in accordance with its terms. Upon the effectiveness of such assignment or assumption in accordance with the immediately preceding sentence, the asset or Contract, as applicable, will automatically and immediately be deemed to be included in and constitute a Purchased Asset, and the failure to deliver such asset or Contract at Closing will not, in and of itself, constitute a breach of this Agreement if and to the extent such omission is cured in accordance with this Section 1.6(a). If, after the Closing Date, either Atlas or Buyer in good faith identifies any asset or Contract that was transferred to Buyer at Closing that should not have been so transferred, then Atlas or Buyer, as applicable, will notify the other as soon as reasonably practicable upon becoming aware of such asset or Contract and, unless it reasonably disagrees in good faith (for the avoidance of doubt, any such disagreement shall not preclude any Party from asserting a claim under this Agreement), Buyer will or will cause its applicable Affiliate to transfer such asset or Contract to Atlas or its designee as soon as reasonably practicable for no additional consideration.
(b)From and after Closing, if any Party or any of its Affiliates receives payment from any Person that should have been made to another Party or any Affiliate of such other Party, the applicable Party will cause the Person receiving such payment to promptly remit or transfer the same to the rightful recipient.
Section 1.7Withholding Tax. Buyer shall be entitled to deduct and withhold from amounts payable hereunder all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. In the event Buyer intends to deduct and withhold any Taxes pursuant to the forgoing, Buyer shall use commercially reasonable efforts to first notify the seller of such intent, and Seller and Buyer shall discuss in good faith whether such Taxes can be mitigated to the extent permitted under applicable Tax Law. To the extent delivered to the appropriate Governmental Body, all such withheld amounts shall be treated as delivered to Sellers hereunder.
Section 1.8Designated Buyer.
(a)Notwithstanding any other provision of this Agreement to the contrary, with respect to the acquisition of any particular Purchased Assets or the assumption of any particular Assumed Liabilities, Buyer may, upon written notice to Atlas, which written notice (a “Designation Notice”) must be delivered after the date of this Agreement but not less than five Business Days prior to the anticipated Closing Date, designate one or more Affiliates of Buyer (whether or not existing as of the date hereof) as a ”Designated Buyer” hereunder (each such designee, a “Designated Buyer”). Each Designation Notice contemplated hereby shall (i) set forth the name and jurisdiction of organization of the Designated Buyer, and (ii) specify which specific Purchased Assets or Assumed Liabilities, as applicable, shall be acquired or assumed by such Designated Buyer. Upon the designation contemplated hereby, each Designated Buyer and each Seller shall execute a bill of sale and assignment and assumption Agreement (or other applicable instrument(s) of transfer and assignment) as may be reasonably necessary in order to give effect to the consummation of such purchases and transfers by such Designated Buyer. Subject to the immediately preceding sentence, Buyer may amend or alter any Designation

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Notices at any time prior to five Business Days prior to Closing. Each Designated Buyer (together with Buyer) will be deemed to be “Buyer” for all purposes under this Agreement, the Transaction Documents and any certificate delivered pursuant hereto or thereto; provided that Buyer shall not designate a Designated Buyer that would reasonably be expected to result in a material increase in aggregate Tax liability, including withholding or Transfer Taxes, to the Sellers.
(b)Any payment of the Cash Purchase Price (or any portion thereof) to Atlas by or on behalf of Buyer or the applicable Designated Buyer shall be deemed to have been made solely for purposes of ease of administration and shall be treated as having been made to Atlas or the applicable Seller in respect of the applicable Purchased Assets, unless otherwise required by Law.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Subject to the exceptions and qualifications set forth on the Disclosure Schedule and Section 9.12, the Seller Parties, jointly and severally, make the following representations and warranties to Buyer as of the date of this Agreement and on the Closing Date immediately preceding Closing.
Section 2.1Organization; Authorization.
(a)Each Seller Party is an entity validly existing and in good standing (to the extent such concepts are relevant) under the Laws of the jurisdiction of its organization. Each Seller is qualified to own and operate the Purchased Assets and perform under the Assigned Contracts and is in good standing (to the extent such concept is relevant) as a foreign entity under the Laws of each jurisdiction where such qualification is required. Each Seller has the requisite entity power and authority to own and operate the Purchased Assets and perform under the Assigned Contracts. Atlas has made available to Buyer true, correct and complete copies of the Organizational Documents of each Seller.
(b)Each Seller Party has the requisite entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. The execution and delivery by a Seller Party of, and the performance by a Seller Party of its obligations under, this Agreement and the other Transaction Documents to which it is (or will be) a party has been (or will at or prior to Closing be) duly and validly authorized by all requisite entity action on the part of such Seller Party. This Agreement and each of the Transaction Documents to which a Seller Party is (or will be) a party has been (or will at or prior to Closing be) duly executed and delivered by such Seller Party and constitutes (or upon execution and delivery will constitute) the valid and legally binding obligation of such Seller Party, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a Proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
Section 2.2Noncontravention. Neither the execution and delivery by a Seller Party of this Agreement or the other Transaction Documents to which it is (or will be) a party, the performance by such Seller Party of its obligations hereunder and thereunder, nor the

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consummation by such Seller Party of the transactions consummated hereby or thereby, will (individually or with the giving of notice, the passage of time or the happening of any other event or circumstance): (a) violate the Organizational Documents of such Seller Party; (b) violate any Law or Order to which such Seller Party is subject; (c) except as set forth on Schedule 2.2, conflict with, result in a breach or default of, constitute (with or without notice or lapse of time or both) a breach or default under, result in the acceleration of, or create in any third Person the right to accelerate, terminate, modify or cancel, or require any notice under, any Assigned Contract; or (d) result in the imposition of an Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset. Except for notices, filings, authorizations, consents or approvals of a Governmental Body obtained prior to Closing or required by Law to be made after Closing, including the termination or expiration of the applicable waiting period under the HSR Act, no Seller Party is required by Law, Contract or otherwise to give notice to, make a filing with or obtain the authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 2.3Title to Purchased Assets; Condition.
(a)As of immediately prior to Closing, the Sellers collectively will own good and valid title to all of the Purchased Assets, free and clear of Encumbrances, other than Permitted Encumbrances.
(b)Sellers have made available to Buyer true, correct and complete copies (after having made reasonable and diligent searches of their respective records) of all operational and maintenance manuals, as-built documents, records associated with borescope and other inspections, performance or emissions test results, and maintenance records (including records of all major maintenance), in each case of or with respect to the Purchased Assets and that are in Sellers’ possession or control (collectively, the “Maintenance Records”). Except as set forth in the Maintenance Records and, in the case of the Brazilian Assets, subject to Section 2.3(c), the tangible Purchased Assets are structurally sound and in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such tangible Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
(c)Except as set forth on Schedule 2.3(c):
(i)the Brazilian Assets have been maintained according to the standard of a Reasonably Prudent Operator; and
(ii)all necessary repairs and maintenance of the Brazilian Assets identified during borescope or other inspections have been performed according to the standard of a Reasonably Prudent Operator.
(d)The Purchased Assets which are tangible assets constitute all of the tangible assets (i) that are used or held for use in the operation of each of the assets identified on Exhibit 1.1(a) and (ii) necessary for the operation of each such asset after the Closing in substantially the same manner as each such asset was operated immediately prior to the Closing. Neither Atlas nor any of its Affiliates (other than the Sellers) owns any tangible assets that are used or held for use in, or that are necessary for, the operation of any such asset identified on Exhibit 1.1(a).

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Section 2.4Absence of Certain Changes. Except as set forth on Schedule 2.4, since January 1, 2024:
(a)Each Seller has conducted its business, with respect to the Purchased Assets, in the Ordinary Course;
(b)no Material Adverse Effect has occurred with respect to the Purchased Assets or any Seller;
(c)no Seller has suffered any loss or destruction to any Purchased Asset, or any loss or destruction of any material property or asset that would have been a Purchased Asset had it existed on the Closing Date;
(d)except as required under the terms of any Employee Benefit Plan or applicable law no Seller has (i) granted any incentive, retention, change in control, severance, bonus, equity or equity-based or other similar awards, or accelerated the funding, vesting or payment of any compensation or benefit or make any increases in the salaries, bonuses or other compensation and benefits payable to any Eligible APR Employee; or (ii) entered into any collective bargaining agreement applicable to any Eligible APR Employee;
(e)no Seller has mortgaged, pledged or subjected any Purchased Asset to any Encumbrance (other than Permitted Encumbrances);
(f)no Seller Party has accelerated, terminated, cancelled, renewed, materially amended, granted a material waiver under or otherwise modified any Assigned Contract in any material respect;
(g)no Seller has engaged in a merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of foreign, federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law, in each case, relating to or affecting the Purchased Assets;
(h)to the extent related to any accounts receivable or accounts payable that constitute Purchased Assets or Assumed Liabilities, as applicable, no Seller has accelerated or altered in any material respect, any practice or policy relating to the rate of collection of such accounts receivable or accounts payable;
(i)no Seller has (i) permitted any insurance policy relating to the Purchased Assets to be cancelled, terminated, or lapsed (and excluding, for the avoidance of doubt, renewals in the Ordinary Course); or (ii) failed to maintain in full force and effect all such insurance policies relating to the Purchased Assets; and
(j)no Seller has authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.
Section 2.5Legal Compliance.
(a)With respect to the Purchased Assets, during the past three years, Sellers have complied in all material respects with applicable Laws and Orders. Except as set forth on Schedule 2.5(a), during the past three years, no Seller has received any written, or to Sellers’

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Knowledge, any other notice of a claim or charge alleging a violation of a Law or Order to which the Purchased Assets are subject.
(b)All Permits that are necessary for the operation of the Purchased Assets (collectively, the “Licenses”) are required to be held by a Seller’s customer under the applicable Assigned Contract. To the Sellers’ Knowledge, each applicable customer validly holds all such Licenses and is in compliance, in all material respects, with the terms thereof. Each Seller, with respect to the Purchased Assets, has complied in all material respects with the Licenses held by its customers under the Assigned Contracts at each respective site on which any Seller operates the Purchased Assets.
(c)There are no Permits necessary for the operation or ownership of the Purchased Assets that are required to be held by any Seller.
Section 2.6Tax Matters. Except as set forth on Schedule 2.6:
(a)All material Taxes relating to the Purchased Assets due and owing (whether or not shown on any Tax Return) have been paid.
(b)No Seller is currently the beneficiary of any extension of time within which to file any Tax Return relating to the Purchased Assets.
(c)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets.
(d)With respect to the Purchased Assets, during the past three years, no claim has been made by a Tax Authority in a jurisdiction where a Seller does not pay Tax that such Seller is or may be required to pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction with respect to the Purchased Assets.
Section 2.7Assigned Contracts. Each Assigned Contract is legal, valid, binding, enforceable and in full force and effect against the applicable Seller and, to Sellers’ Knowledge, against each counterparty thereto, subject to the Enforceability Exceptions. No Seller or, to Sellers’ Knowledge, no counterparty to an Assigned Contract is in breach or default, in any material respect, under such Assigned Contract and to Sellers’ Knowledge, no event has occurred or circumstance exists which, with notice, lapse of time or both would constitute such a material breach or default, and during the last twelve months, no Seller Party has received any written or, to Seller’s Knowledge, other notice of any alleged default. No Party to an Assigned Contract has terminated, materially modified, accelerated or cancelled such Assigned Contract nor, to the Knowledge of the Sellers, does any counterparty to an Assigned Contract intend to do so. Buyer has been provided with a true, correct and complete copy of each Assigned Contract. Except for (i) each of the Contracts set forth on Schedule 2.7, (ii) any Contracts of insurance, (iii) intercompany arrangements in respect of or relating to the Purchased Assets, each of which will be terminated as of Closing with no further obligations or liabilities to any part thereto, and (iv) any Contract that will have no effect on Buyer, the Purchased Assets or Buyer’s ownership of the Purchased Assets from and after the Closing Date, none of the Purchased Assets is subject to, or the subject of, any Contract or agreement (whether written or oral), including any lease, other than the Assigned Contracts. As of the date hereof, Sellers and their Affiliates have purchased Parts and Services (as defined in the GE MMP Contract) from GE pursuant to the GE MMP Contract in an aggregate amount equal to at least $12,500,000, which amount is credited in full against the Minimum Spend Amount (as defined in the GE MMP Contract).

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Section 2.8Proceedings. With respect to the Purchased Assets, except as set forth on Schedule 2.8, during the past three years, there have been no Proceedings pending or, to Sellers’ Knowledge, threatened against any Seller. To Sellers’ Knowledge, no event has occurred or circumstance exists which would reasonably be expected to give rise to or serve as a valid basis for the commencement of any such Proceeding. There is no Proceeding pending or, to Sellers’ Knowledge, threatened that: (a) questions the validity of this Agreement or other Transaction Document or which seek to enjoin or obtain monetary damages in respect of this Agreement or other Transaction Document or the consummation of the transactions contemplated hereby or thereby; or (b) that, individually and in the aggregate, would reasonably be expected to prevent or delay in any material respect the ability of a Seller Party to perform its obligations under and consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 2.9Employees.
(a)Except for the Contracts identified on Schedule 2.9(a) and the Employee Benefit Plans, no Eligible APR Employee, is a party to or subject to any employment Contract (excluding offer letters and similar Contracts for at-will employment terminable by a Seller (or its applicable Affiliate) without payment of severance or other penalty). True, correct and complete copies of any Contract disclosed on Schedule 2.9(a) have been made available to Buyer. Except indicated on Exhibit 8.1, no Eligible APR Employee is employed by any Person other than a Seller.
(b)Sellers have made available the following information for each Eligible APR Employee: (i) position or title; (ii) primary work location; (iii) current wage, salary or hourly rate; (iv) status as exempt or non-exempt (where applicable); (v) date of first hire; (vi) status with any union; (vii) age; (viii) accrued vacation; and (ix) status as active or inactive (including on leave of absence).
(c)Except as set forth on Schedule 2.9(c), with respect to the APR Employees and the Purchased Assets, no Seller (or its applicable Affiliate) is a party to or bound by any collective bargaining Contract, labor Contract or other Contract with a union or labor organization covering wages, hours or terms or conditions of employment.
(d)Except as set forth on Schedule 2.9(d), with respect to the APR Employees and the Purchased Assets:
(i)there is no unfair labor practice complaint pending before any foreign, federal, state or local Governmental Body;
(ii)there is no pending or, to Sellers’ Knowledge, threatened labor strike, work stoppage, lockout or other material labor dispute;
(iii)each Seller (and its applicable Affiliate) is and during the past three years has been in compliance, in all material respects, with applicable Laws respecting labor and employment, including provisions thereof respecting immigration, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, the classification and treatment of employees as exempt or non-exempt, and the classification and treatment of independent contractors who provide services to Sellers in connection with the operation of the Purchased Assets or the performance under the Assigned Contracts;

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(iv)no Seller (or its applicable Affiliate) is delinquent in the payment of wages, salaries, fees or other compensation due (except to the extent being contested in good faith);
(v)there are no, and within the last three years there have been no, material grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending before, or to Sellers’ Knowledge threatened to be filed with, a Governmental Body; and
(vi)in the past three (3) years, no union organizing or decertification efforts have occurred, to the Sellers’ Knowledge, been threatened, and no petition has been filed by or on behalf of the APR Employees or any other employees working in connection with the Purchased Assets seeking recognition of a bargaining representative.
Section 2.10Employee Benefits.
(a)Schedule 2.10(a) contains a list of each material Employee Benefit Plans in which any Eligible APR Employee is eligible participate. Each Employee Benefit Plan is and has been maintained and administered in compliance, in all material respects, with its terms and applicable Laws, including without limitation ERISA and the Code. No Employee Benefit Plan or any assets thereof will be transferred to Buyer.
(b)Sellers have made available to Buyer correct and complete copies of (i) the current plan document embodying or governing each material Employee Benefit Plan, (ii) the most recent summary plan description, and all summaries of material modifications related thereto, (iii) the most recent determination, advisory or opinion letter, if any, received from the Internal Revenue Service with respect to any Employee Benefit Plan subject to Section 401(a) of the Code, and (iv) the last three years of compliance and non-discrimination testing results.
(c)Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance.
(d)Neither the execution and delivery of this Agreement or other Transaction Document nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event, could (i) result in a payment becoming due to any Eligible APR Employee, or accelerate the time of payment becoming due to any Eligible APR Employee, under any Employee Benefit Plan or otherwise, except as set forth on Schedule 2.10(d), (ii) increase the amount of compensation or benefits due to any Eligible APR Employee; (iii) accelerate the vesting, funding or time of payment of any compensation or benefit to any APR Employee; or (iv) result in any “excess parachute payment” as defined in Section 280G(b)(2) of the Code.
Section 2.11Vendors. Schedule 2.11 lists the ten largest vendors with respect to the Purchased Assets based on total consideration paid by Sellers (in the aggregate) for the 12-month periods ended each of June 30, 2023 and June 30, 2024 (collectively, the “Material Vendors”). Except as set forth on Schedule 2.11, during the 12-month period preceding the date of this Agreement, no Material Vendor has: (i) terminated, cancelled, or failed to renew, or given written or, to Seller’s Knowledge, other notice stating that such Material Vendor intends to terminate, cancel or not renew its supply of products or services to the Sellers in respect of their

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operation of the Business or performance under any Material Contract to which such Material Vendor is a party; or (ii) materially reduced, or give notice stating that such Material Vendor intends to cease in its entirety or materially reduce its supply of products or services to the Sellers in respect of their operation of any Purchased Assets or performance under any applicable Assigned Contracts.
Section 2.12Illegal Payments; FCPA; Sanctioned Persons.
(a)No Seller Party nor, to the Sellers’ Knowledge, any of their respective officers, managers, directors, employees, agents or any other Person acting on any Seller Party’s behalf has, during the past five years, directly or indirectly, (i) made or authorized any contribution, payment, loan, reward, benefit or gift of funds, property or anything else of value to any official, employee, agent or representative of a Governmental Body or public international organization, or to any Person for the benefit of a Governmental Body or public international organization; (ii) established or maintained accounts which do not appear in any of the Books and Records that they are required to keep in accordance with applicable accounting and auditing standards, made transactions that are not recorded or that are inadequately identified, recorded non-existent expenditures, entered liabilities with incorrect identification of their object, knowingly used a false document or intentionally destroyed accounting Books and Records other than when and how permitted by applicable Law; or (iii) made any contribution to any candidate for public office, in each case where either the payment or the purpose of such contribution, payment, loan, reward or gift was, is or would be prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all implementing regulations thereof or any other anti-bribery or anti-corruption Laws (collectively, “Anti-Corruption Legislation”).
(b)No Seller Party nor any of their respective directors, managers, officers, employees, agents or, to Sellers’ Knowledge any other Person acting on a Seller Party’s behalf has breached or violated any Law regulating lobbying, accounting, bids or conflicts of interest.
(c)None of the Seller Parties nor any of their respective directors, managers, officers, employees or other Persons acting on their behalf is or has since April 24, 2019 been (i) a Sanctioned Person, (ii) engaged in any transactions, dealings or activities that would reasonably be expected to cause such Person to become a Sanctioned Person or (iii) engaged in any dealings or transactions, directly or indirectly with, involving or for the benefit of any Sanctioned Person or in any Sanctioned Country.
(d)Each Seller Party is and has for the past five (5) years been in compliance with all applicable Ex-Im Laws and has obtained, reasonably satisfied the requirements of or is otherwise qualified to rely upon all necessary import and export licenses, registrations, declarations or other authorizations, and made any filings with any Governmental Body required for, (i) the import, export, reexport or transfer of any Purchased Asset and (ii) releases of technologies or software concerning any Purchased Asset to foreign nationals. All Purchased Assets manufactured, developed or exported by any Seller Party in the past five (5) years are and have been designated EAR99 under the Export Administration Regulations.
(e)There are no material pending or, to Sellers’ Knowledge, threatened claims against any Seller Party, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims pertaining to the Purchased Assets with respect to Ex-Im Laws or Sanctions Laws. The Seller Parties have established and maintained written policies and procedures reasonably designed to ensure compliance with the Ex-Im Laws and Sanctions Laws.

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Section 2.13Environmental Matters. The Purchased Assets have been sited and operated in compliance with all applicable environmental Laws and environmental Permits, and there has been no act, omission, or occurrence that has resulted in, or could result in, a Release of Hazardous Materials or any other contamination of the Environment or any other environmental media from or as a result of the operation, storage, or other use of the Purchased Assets. There are no pending or threatened claims, investigations, notices of violation, or enforcement actions of an environmental nature related to the Purchased Assets. The Seller Parties are not aware of any facts or circumstances of an environmental nature that could impede continued operation of the Purchased Assets or could result in any liability of an environmental nature to any person related to the Purchased Assets.
Section 2.14Broker’s Fees. No Seller or anyone acting on its behalf has any Liability to pay fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents for which Buyer or any of its Affiliates will be liable.
Section 2.15Affiliate Arrangements. Except as set forth in Schedule 2.15, no director, manager, officer, employee, or equityholder of any Seller Party or any Affiliate of any of the foregoing (i) has or has during the past three years had any direct or indirect financial interest in any customer, supplier, licensee, contractor or other material business relationship of a Seller with respect to the Purchased Assets, or (ii) owns or has any other pecuniary interest in, directly or indirectly, in whole or in part, any tangible or intangible property included among or used in the operation of the Purchased Assets.
Section 2.16Real Property.
(a)Schedule 2.16(a) sets forth a complete list of all real property and interests in real property that is leased, licensed or otherwise occupied by any Seller in connection with the ownership or operation of the Purchased Assets (each, a “Leased Property” and collectively, the “Leased Properties”).
(b)No Seller has received written notice since January 1, 2021 of any material violation of any statute, ordinance, regulation or administrative or judicial order or holding, whether or not appearing in public records with respect to any Leased Property, which violation has not been corrected.
(c)The current use, occupancy and operation of the Leased Property by the Seller Parties is in material compliance with all applicable Laws.
(d)Except for the IID Assets and the Purchased Assets subject to the Solaris Contract, all of the Purchased Assets consisting of tangible personal property are located at one or more of the tracts or parcels of real property comprising the Leased Properties.
(e)Each Contract pursuant to which any Seller leases any Leased Property (each such Contract, a “Lease”) is in full force and effect and is a valid, binding and enforceable obligation of the Seller that is a party thereto and, to the Sellers’ Knowledge, the other parties thereto.
(f)The Leased Property comprises all of the real property necessary for the operation of the Purchased Assets as currently conducted.

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(g)The applicable Seller has good and valid leasehold estates in or licenses to use the Leased Property held by such Seller.
Section 2.17Insurance. Schedule 2.17 contains a true, complete and accurate list as of the date hereof of all insurance policies maintained by a Seller or an Affiliate of Seller relating to the Purchased Assets (the “Insurance Policies”).  No Seller or Affiliate of Seller is in material default with respect to its material obligations under any of the Insurance Policies.  Except as set forth on Schedule 2.17, as of the date hereof, there are no claims pending or that have not otherwise been paid to the applicable Seller under any Insurance Policies with respect to the Purchased Assets. No Seller nor any of its Affiliates has received written, or to Sellers’ Knowledge, other notice of any claim with respect to Purchased Asset under any Insurance Policy that has been denied, rejected or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claim.  The Seller Parties have made available to Buyer all material claims made by or in respect of a Seller during the last five (5) years under any of the Insurance Policies.
Section 2.18Intellectual Property.
(a)Schedule 2.18(a) contains a complete and accurate list of all (i) Purchased Intellectual Property owned or purported to be owned by a Seller that are the subject of a pending application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world and have not been abandoned or expired (“Purchased Registered IP”), in each case including, to the extent applicable, (A) the owner of such filing, issuance or registration, (B) the date of filing, issuance or registration, (C) the filing, issuance or registration number, (D) the name of the body where the filing, issuance or registration was made, (E) in the case of domain names and social media accounts, the domain registrar and social media handles, and (ii) material unregistered Trademarks included in the Purchased Intellectual Property.
(b)A Seller owns all right, title, and interest in the Purchased Intellectual Property that is owned or purported to be owned by Sellers, free and clear of any Encumbrances. Each applicable Seller has obtained all assignments and entered into all agreements and taken all actions so that such Seller exclusively owns all ownership rights in the Purchased Intellectual Property purported to be owned by such Seller. Except (i) with respect to commercially available off-the-shelf software licensed pursuant to non-negotiated shrink-wrap or click-through agreements or other non-negotiated standard form of licensing agreement with a total fee of less than $25,000 (“Commercially Available Software”) or (ii) except as expressly set forth on Schedule 2.18(b), the Purchased Intellectual Property constitutes all of the Intellectual Property (A) used by the Sellers in connection with the ownership and operation of the Purchased Assets and (B) reasonably necessary to own and operate the Purchased Assets, taken as a whole, immediately after the Closing in substantially the same manner as owned and operated as of immediately prior to the Closing.
(c)All Purchased Registered IP is (i) registered in the name of the applicable Seller; and (ii) has been duly maintained (including the payment of maintenance fees) and is not expired, cancelled or abandoned. All Purchased Registered IP that is registered or issued is enforceable and valid.
(d)There are no pending or, to the Sellers’ Knowledge, threatened claims, proceedings, suits or action against any Seller that (i) the ownership or operation of the Purchased Assets infringes or violates (or in the past three years has infringed or violated) the

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rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past three years constituted a misappropriation of) any subject matter of any Third Party IP or (ii) any Purchased Intellectual Property is invalid or unenforceable. No Seller or an Affiliate of Seller has received any written or, to Sellers’ Knowledge, other notice alleging that any ownership or operation of the Purchased Assets infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person.
(e)Except as set forth on Schedule 2.18(e), to the Sellers’ Knowledge, no Person is infringing upon, misappropriating or otherwise violating any of the Purchased Intellectual Property.
(f)Sellers’ operation of the Purchased Assets does not infringe or violate, and in the past three years has not infringed or violated, any Third Party IP or otherwise constitutes, or has constituted, a misappropriation of any subject matter of any Third Party IP.
(g)Each Seller has taken commercially reasonable measures to protect and maintain the confidentiality and value of the Trade Secrets and confidential information of such Seller that is related to the Purchased Assets.
(h)Except as set forth on Schedule 2.18(h), there are no licenses, sublicenses, or other agreements pursuant to which a Seller authorized any third party to own in any manner, use, practice any rights under, co-exist with, or grant sublicenses with respect to, any Purchased Intellectual Property. Schedule 2.18(h) sets forth a complete and accurate list of all licenses, sublicenses, and other agreements (other than with respect to Commercially Available Software, employment agreements in the form or forms made available to Buyer and non-disclosure agreements entered into in the Ordinary Course) pursuant to which any Seller is authorized by any third party to own in any manner, use, practice any rights under, co-exist with, or to grant sublicenses with respect to, any Purchased Intellectual Property or other Intellectual Property related to the ownership or operation of the Purchased Assets.
(i)All former and current employees, consultants and contractors of any Seller who have created or developed, while employed or engaged by a Seller, any inventions, improvements, ideas, discoveries, developments, writings, works of authorship (including software and documentation), know-how, processes, methods, technology, trademarks, service marks, data, information or other intellectual property that relates to the Purchased Assets or any Seller’s research or development for any of the Purchased Assets, was developed in the performance of the services for any Seller or was developed using any Seller’s equipment, supplies, facilities or Trade Secret information executed written instruments with the applicable Seller that assign to such Seller all rights, title and interest (including all Intellectual Property) in and to all of the forgoing; a valid and enforceable assignment to the applicable Seller for each Patent in the Purchased Intellectual Property has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.
(j)None of the Sellers have (A) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code in any Purchased Software owned or purported to be owned by Seller, or (B) provided or disclosed any source code of any Purchased Software owned or purported to be owned by Sellers to any Person.
(k)No funding, facilities or personnel of any Governmental Body, university, college, other educational institution or research center was used directly or indirectly in

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connection with the development of any Purchased Intellectual Property owned by Sellers in such a manner as to give any of the foregoing any reasonable basis for a claim or right, current or contingent, in or to any Purchased Intellectual Property owned or purported to be owned by Sellers.
(l)No Seller is, or has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel any Seller to grant or offer to any other person or entity any license or right to any Purchased Intellectual Property owned or purported to be owned by Sellers.
(m)Following the Closing, subject to the Trademark and Domain Name Assignment and License, the Buyer will have identical rights and privileges in the Purchased Intellectual Property owned or purported to be owned by Sellers in connection with the operation or ownership of the Purchased Assets as the Sellers had such Purchased Intellectual Property immediately prior to the Closing.
Section 2.19Data Privacy and Security.
(a)With respect to the Purchased Assets, each Seller has during the last three years complied and currently complies, in all material respects, with: (i) its obligations under all applicable Privacy Laws; (ii) such Seller’s contractual obligations; and (iii) if applicable, the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands, in each case as related to (A) the privacy of all individuals, (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information collected or used by such Seller and/or by third parties having access to such information and (C) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means and the use of Personal Information in connection with any form of advertising; and (D) the recording or any interception of any communications (collectively, the “Privacy Requirements”).
(b)With respect to the Purchased Assets, each Seller has taken commercially-reasonable organizational, physical, administrative, and technical measures (including as required by Privacy Requirements and consistent with standards prudent in the industry in which such Seller operates) designed to protect: (i) the integrity, security, and operations of all Business IT Systems owned by a Seller; and (ii) all Personal Information and all other data owned, controlled, or stored by such Seller from and against data security incidents or other misuse, in each case, relating to the Purchased Assets. Each Seller has implemented commercially reasonable procedures, in material compliance with such Seller’s obligations, under applicable Privacy Requirements, designed to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure, or other misuse, in each case, with respect to or relating to the Purchased Assets.
(c)In the last three years, no Seller has had any material data breaches or security incidents relating to Personal Information, Business IT Systems, or Seller confidential information in the custody or control of such Seller or, to the Sellers’ Knowledge, any service provider acting on behalf of such Seller, in each case, to the extent relating to the Purchased Assets. To the Sellers’ Knowledge, in the last three years there has been no unauthorized or illegal use, or access to, any Personal Information, in each case, with respect to or relating to the Purchased Assets.

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Section 2.20CFIUS. None of the Purchased Assets, the Transferring Employees or any related business activities, individually or when taken together, constitute(s) a “U.S. business” that (a) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies”; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
Section 2.21No Other Representations or Warranties. Other than the representations and warranties expressly made by the applicable Seller Parties in this ARTICLE 2, as qualified by the Disclosure Schedule, in the other Transaction Documents to which it is party and in any certificate delivered pursuant hereto (such representations and warranties, as so qualified, collectively, the “Express Representations”), no Seller Party or any other Person has made or makes any representation or warranty, express or implied, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except as expressly covered by an Express Representation, (a) no Seller or any Person acting on its behalf has made any representation or warranty with respect to any information furnished to Buyer or its Affiliates or Representatives, whether distributed by or on behalf of a Seller, an Affiliate of Seller or any of their respective Representatives, or any other Person, including with respect to any information contained in a “virtual data room” or provided in any communications regardless of the medium, and (b) no representation or warranty has been or is made concerning any projections, estimates or budgets in regards to future revenues, expenses, capital expenditures, results of operations or otherwise. The Seller Parties expressly disclaim any and all representations and warranties other than the Express Representations (including any representations or warranties implied by applicable Law). Buyer acknowledges and agrees that, except for the Express Representations, Buyer is acquiring the Purchased Assets and the Assumed Liabilities on an “as is, where is” basis.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties to the Seller Parties as of the date of this Agreement and on the Closing Date immediately preceding Closing.
Section 3.1Organization; Authorization.
(a)Buyer is an entity validly existing and in good standing (to the extent such concepts are relevant) under the Laws of the jurisdiction of its organization.
(b)Buyer has the requisite entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, the Transaction Documents to which it is (or will be) a party has been (or will at or prior to Closing be) duly and validly authorized by all requisite entity action on the part of Buyer. This Agreement and each of the Transaction Documents to which Buyer is (or will be) a party has been (or will at or prior to Closing be) duly executed and delivered by Buyer and constitutes (or upon execution and delivery will constitute) the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to the Enforceability Exceptions.

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Section 3.2Noncontravention. Neither the execution or delivery by Buyer of this Agreement or the other Transaction Documents to which it is (or will be) a party, the performance by Buyer of its obligations hereunder and thereunder, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (individually, or with the giving of notice, the passage of time or the happening of any other event or circumstance): (a) violate the Organizational Documents of Buyer ; (b) violate any Law or Order to which Buyer is subject; or (c) conflict with, result in a breach or default of, constitute a default under any Contract to which Buyer is a party or by which Buyer is bound or to which any of their assets are subject. Except for any notices, filings, authorizations, consents or approvals of a Governmental Body obtained by Buyer or any of its Affiliates prior to Closing or required by Law to be made after Closing, including the termination or expiration of the applicable waiting period under the HSR Act, Buyer is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 3.3Proceedings. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer that: (a) questions the validity of this Agreement or other Transaction Document or which seek to enjoin or obtain monetary damages in respect of this Agreement or other Transaction Document or the consummation of the transactions contemplated hereby or thereby; or (b) that, individually and in the aggregate, would reasonably be expected to prevent or delay in any material respect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 3.4Solvency. Assuming that, (a) the representations and warranties set forth in Article 2 are true and correct in all material respects as of the Closing and (b) the Seller Parties have complied in all material respects with the covenants and agreements contained herein (to the extent requiring performance prior to the Closing), then, immediately after the consummation of the Closing, Buyer will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Buyer.
Section 3.5Projections. Buyer acknowledges that there are uncertainties inherent in any financial projection or forecast and that Buyer is familiar with such uncertainties and Buyer takes full responsibility for making their own evaluation of the adequacy and accuracy of any projections and forecasts furnished to them or their respective Representatives by or on behalf of a Seller.
Section 3.6Broker’s Fees. Neither Buyer or anyone acting on its behalf has any Liability to pay fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents for which a Seller or any of its Affiliates will be liable.
Section 3.7Financing. Buyer has delivered to Atlas an accurate and complete copy of the Equity Commitment Letter. The Equity Commitment Letter is in full force and effect and no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would reasonably be expected (i) to constitute or result in a material breach or default on the part of any Person under the Equity Commitment Letter, (ii) to constitute or result in a failure to satisfy a condition precedent or other contingency set forth in the Equity Commitment Letter,

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(iii) to cause the Equity Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (iv) to otherwise cause all or any portion of the funds contemplated to be available under the Equity Commitment Letter to not be available to Buyer at the Closing. As of the date hereof, the Equity Commitment Letter is a legal, valid and binding obligation of Buyer and the Equity Financing Source, enforceable against such Persons in accordance with its terms except as enforceability may be limited by the Enforceability Exceptions. As of the date hereof, there are no other agreements, side letters or arrangements (in each case other than the Equity Commitment Letter) to which the Equity Financing Source is a party or by which it is bound relating to the funding or investing, as applicable, of the Equity Financing that would reasonably be expected to affect the availability of the Equity Financing or any portion thereof on the Closing Date. As of the date hereof, no Equity Financing Source has notified Buyer of its intention to terminate any commitment set forth in its Equity Commitment Letter or not to provide its portion of the Equity Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than expressly set forth in the Equity Commitment Letter. The aggregate proceeds contemplated by the Equity Financing will be sufficient, if and when funded in accordance with the terms of the Equity Commitment Letter, for Buyer to pay the amounts due Sellers at the Closing under this Agreement. For avoidance of doubt, this Agreement is not subject to any debt financing contingency.
Section 3.8Reliance. Buyer acknowledges and agrees that: (a) the Express Representations constitute the sole and exclusive representations or warranties made by the Seller Parties with respect to the Purchased Assets, the Seller Parties, their respective businesses and the transactions contemplated by this Agreement and the other Transaction Documents and, except for such Express Representations, no Seller Party or any other Person makes, or has made, any other express or implied representation, warranty or statement, and all other representations, warranties and statements of any kind or nature, express or implied, are, in each case, specifically disclaimed; and (b) neither Buyer nor any other Person is relying on, or has been induced by, any representations, warranties or statements made by or on behalf of a Seller Party or any of its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents, in each case other than the Express Representations.
Section 3.9No Other Representations or Warranties. Other than the representations and warranties expressly made by Buyer in this ARTICLE 3, in the other Transaction Documents to which it is a party and in any certificate delivered pursuant hereto, neither Buyer nor any other Person has made or makes any representation or warranty, express or implied, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, and Buyer expressly disclaim any and all other representations and warranties.
ARTICLE 4
COVENANTS AND AGREEMENTS
Section 4.1Conduct Pending Closing.

(a)From the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with its terms, each Seller will conduct its activities, with respect to the Purchased Assets, in the Ordinary Course and will exercise commercially reasonable efforts to preserve intact the Purchased Assets and its business organization, personnel, customer and supplier relationships and goodwill with respect to the Purchased Assets, except, in any case, for actions: (i) taken with Buyer’s prior written consent (not to be unreasonably withheld,

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conditioned or delayed); (ii) expressly required to be taken by this Agreement or another Transaction Document; (iii) required to be taken by applicable Law; or (iv) described on Schedule 4.1.
(b)Without limiting the generality of Section 4.1(a), from the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with its terms, no Seller will, directly or indirectly, (i) take any action that would have required disclosure on Schedule 2.4 had such action occurred immediately prior to the execution and delivery of this Agreement, (ii) settle, compromise or resolve or make any offer to settle, compromise or resolve, or consent to the entry of any judgment with respect to, any Proceeding relating to the Infringement Matter if such settlement or resolution would result in any Lien on or a license to, or otherwise would reasonably be expected to encumber or impair, any Purchased Assets; (iii) enter into any Contract in respect of or related to any Purchased Assets; or (iv) amend, supplement, modify or otherwise alter the terms of the Solaris Contract (including, for the avoidance of doubt, consenting to or approving any extension of the term thereof), in each case, except for actions: (A) taken with Buyer’s prior written consent (in the case of clause (i), not to be unreasonably withheld, conditioned or delayed); (B) expressly required to be taken by this Agreement or other Transaction Document; (C) required to be taken by applicable Law; or (D) set forth on Schedule 4.1.
Section 4.2Access to Information. Subject to the immediately following sentence, from the date of this Agreement to the earlier of Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, Seller Parties will (a) provide Buyer and its Representatives reasonable access to the Purchased Assets and Books and Records relating to the Purchased Assets and furnish Buyer and its Representatives with such other information regarding the foregoing as they may reasonably request and (b) instruct Sellers’ respective Representatives to reasonably cooperate with Buyer in their investigation of the Purchased Assets; provided that any such investigation will be conducted in a manner that does not unreasonably interfere with the normal operations of the Seller Parties’ businesses and maintains the confidentiality of the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement will require or be construed to require any Seller Party or other Person to provide any access or otherwise make available any documents or information that, on the written advice of such Seller Parties’ legal counsel, would reasonably be expected to (i) result in the disclosure of any Trade Secrets of any third Person or violate the terms of any confidentiality obligations to which such Seller Party is bound, (ii) result in a violation of any applicable Law or (iii) waive the protection of any legal privilege. If any access or information is withheld on the basis of the foregoing sentence, Atlas will, and will cause the Sellers to, use commercially reasonable efforts to inform Buyer of the general nature of what is being withheld and make substitute disclosures that will not suffer from the foregoing impediments. Nothing in this Agreement will limit any of a Party’s rights of discovery in the event of litigation or arbitration between the Parties. Buyer acknowledges that it and its advisors have been given the opportunity to inspect the Purchased Assets prior to the date of this Agreement and it has taken full responsibility for determining the scope of its inspection of the Purchased Assets and for the manner in which such inspections have been conducted and, as of the Closing Date, Buyer has either completed such inspections to its satisfaction or voluntarily declined to do so. All information furnished to or obtained by Buyer or its Affiliates or Representatives pursuant to this Section 4.2 will be treated as confidential information subject to the terms of the Confidentiality Agreement executed by Atlas and Duos Technologies Group, Inc. as of August 2, 2024 (the “Confidentiality Agreement”), the provisions of which are incorporated herein by reference.

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Section 4.3Efforts; Notices; Further Assurances.
(a)Upon the terms and subject to the conditions set forth in this Agreement, and without limiting any other provision hereof, each Party will use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, including by: (i) making filings and responding to inquiries under applicable Competition Laws; (ii) seeking all Governmental Authorizations that are required as a result of the execution, delivery and performance by the Parties of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; (iii) seeking any consent, approval or authorization from, and giving any notice to, any Person (other than a Governmental Body) that is required as a result of the execution, delivery and performance by the Parties of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, in the case of Sellers, seeking any consent or giving any notice required in respect of the IID Contract, the GE MMP Contract and the Jacksonville Storage Contract, as the case may be; (iv) defending any Proceedings brought by a third Person, whether judicial or administrative, challenging this Agreement, another Transaction Document or the consummation of the transactions contemplated hereby or thereby; (v) facilitating the transfer and conveyance to Buyer of Sellers’ rights in the Purchased Systems, whether or not there are Contracts underlying such Purchased Systems and whether or not any such Contracts constitute Assigned Contracts, including transferring and delivering to Buyer such equipment, digital keys or other rights as are necessary for Buyer to operate the Purchased Systems after the Closing; and (vi) executing and delivering any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out and document the intent of, this Agreement and the other Transaction Documents.
(b)Buyer (or its corporate parent) and Atlas (or its corporate parent) will file, or cause to be filed, their respective initial pre-merger notifications under the HSR Act no later than ten Business Days following the date of this Agreement. Without limiting the generality of Section 4.3(a), the Parties will and will cause their respective Affiliates to promptly take all actions that the Parties deem reasonably necessary or appropriate to expeditiously consummate the transactions contemplated by this Agreement; provided, that nothing in this Section 4.3 or otherwise in this Agreement shall require Buyer or any of its Affiliates to take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses or assets of, Buyer or any of its Affiliates, or the Purchased Assets after Closing, including (i) negotiating, committing to, or effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any entities, assets, facilities, rights, product lines or businesses of Buyer or its Affiliates or the Business, (ii) terminating any existing relationships, contractual rights or obligations of Buyer or its Affiliates or the Business, (iii) terminating any joint venture or other arrangement of Buyer or its Affiliates or the Business, (iv) creating any relationship, contractual rights or obligations of Buyer or its Affiliates or the Business, (v) effectuating any other change or restructuring of Buyer or its Affiliates or the Business, and (vi) otherwise taking or committing to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines, or assets of Buyer or its Affiliates or the Business; provided, further, that the Seller Parties shall only be required to take or commit to take any such action with respect to the Purchased Assets, or agree to any such condition or restriction with respect to the Purchased Assets, if such action, commitment, agreement, condition or restriction is binding on Seller Parties only in the event the Closing occurs. Buyer will pay all required filing fees in connection with any Competition Filing.

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(c)Buyer (or its Affiliates, as applicable) and Atlas will, with respect to the transactions contemplated by this Agreement or other Transaction Documents: (i) promptly notify the other of, and if in writing furnish the other Party with a copy of, any communication from a Governmental Body and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed written communication to a Governmental Body, (ii) keep the other Party reasonably informed of any developments, meetings or discussions with any Governmental Body, (iii) not participate in any meeting or discussions with a Governmental Body in respect of any filing, investigation or inquiry without giving the other Party prior notice of such meeting or discussions and, unless prohibited by such Governmental Body, the opportunity to attend or participate, and (iv) jointly coordinate and determine in good faith the process and strategy of seeking, as expeditiously as possible, required clearance, expiration of time period, consent, approval or waiver under applicable Competition Laws. A Party may designate any non-public information provided to a Governmental Body as restricted to “outside counsel” only and any such information will not be shared with directors, officers or employees, or their equivalents, of another Party without approval of the Party providing the non-public information and materials may be redacted (A) to remove references concerning the valuation of the Purchased Assets, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. If a Party receives a request for additional information or documentary material from a Governmental Body (including a so-called “second request”), the Parties will use their respective commercially reasonable efforts to produce, as soon as reasonably possible after the date of such request, all materials in response to such request, and will certify its compliance with such request.
(d)For purposes of this Section 4.3, except as otherwise expressly required by the terms of this Agreement, “commercially reasonable efforts” will not require a Seller or an Affiliate of a Seller to expend any money to remedy a breach of any representation or warranty hereunder, to commence a Proceeding, to waive or surrender any right, to modify any Contract, to offer or grant any accommodation or concession (financial or otherwise) to any third Person or to otherwise suffer any detriment, to obtain any consent required for the consummation of the transactions contemplated by this Agreement or another Transaction Document, or to waive or forego any right, remedy or condition hereunder unless such action is requested in writing by Buyer, will create no Liability to a Seller or an Affiliate of a Seller and is expressly conditioned upon Closing having occurred.
(e)After Closing, the Parties will, without further consideration except as expressly provided herein, take all actions, execute and deliver all further documents and do all other acts and things as another Party may reasonably request to carry out, document and effectuate the intent of this Agreement and the other Transaction Documents. Without limiting the foregoing, after the Closing, the Seller Parties shall take, or cause to be taken, all actions and shall do, or cause to be done, all things reasonably necessary, proper or advisable in order to pay and discharge, on a joint and several basis, all Excluded Liabilities in respect of which a third Person has made a claim or demand against Buyer, Duos or their respective Affiliates or otherwise instituted or threatened to institute a claim, demand or Proceeding against Buyer, Duos or their respective Affiliates, in each case as and when such Excluded Liabilities become due and payable. In addition, in the event that any of the Purchased Assets are transferred at the Closing subject to any Encumbrances (other than Permitted Encumbrances) in violation of Section 1.1, then the Seller Parties shall use their respective best efforts to cause such Encumbrances to be discharged as promptly as practicable after being made aware of the same.
Section 4.4Restrictive Covenants.

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(a)For a period of two years following the Closing Date, each Seller Party will not, and will cause its controlled Affiliates not to, directly or indirectly: (i) solicit, hire or induce or assist any other Person to solicit or hire any Transferring Employee; or (ii) induce or assist any other Person to induce any Transferring Employee to leave his or her employment; provided, however, that nothing in this Section 4.4(a) will apply to: (A) an individual who responds to or is hired as a result of a general solicitation of employment or a generalized employee search by headhunter/search firms (in either case not specifically directed at any employees of Buyer or its Affiliates); or (B) soliciting or hiring any former Transferring Employee whose employment has been terminated by Buyer or its Affiliates for at least six months prior to the date of first solicitation or hiring.
(b)For a period of two years following the Closing Date, Buyer will not, and will cause its controlled Affiliates not to, directly or indirectly: (i) solicit, hire or induce or assist any other Person to solicit or hire any APR Employee other than any Eligible APR Employee (such employees, the “Restricted APR Employees”); or (ii) induce or assist any other Person to induce any Restricted APR Employee to leave his or her employment; provided, however, that nothing in this Section 4.4(b) will apply to: (A) an individual who responds to or is hired as a result of a general solicitation of employment or a generalized employee search by headhunter/search firms (in either case not specifically directed at any employees of Atlas or its Affiliates); or (B) soliciting or hiring any former Restricted APR Employee whose employment has been terminated by the applicable Seller for at least six months prior to the date of first solicitation or hiring.
(c)For a period of five years following the Closing Date, the Seller Parties will not, and will cause their respective controlled Affiliates not to, directly or indirectly, engage in a Competing Business, or render services or assistance to, own, manage, operate, control, invest or acquire an interest in, whether as a proprietor, equityholder, member, joint venturer, debt or equity investor, lessor or other Representative, any Person that engages in a Competing Business (including directly or indirectly as a division or group of a larger organization), anywhere in any country, state, or territory where any Seller engaged in its business as of immediately prior to, or within the 12 month period prior to, the Closing; provided, however, that nothing contained herein shall restrict the Seller Parties or their respective controlled Affiliates from owning less than five percent of the outstanding securities of any entity which is listed on any national securities exchange or is otherwise publicly traded. “Competing Business” means the business of owning, operating, maintaining and leasing mobile aero-derivative turbines, balance-of-plant and related power generation and infrastructure assets as conducted by Sellers at any time during the past five years.
(d)The Parties have determined that the restrictive covenants set forth in this are reasonable and appropriate and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. If a court of competent jurisdiction finds that the time, geographic, product or service or other limitations of any of the foregoing covenants is too lengthy or their scope too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the scope will be deemed to comprise the broadest scope permissible under applicable Law. Each covenant contained in this Section 4.4 and each provision thereof is a severable and distinct covenant and provision.
(e)Each of Buyer, on the one hand, and the Seller Parties, on the other hand, acknowledges that any violation of this Section 4.4 will result in irreparable injury to the other Party. Accordingly, if a Party breaches the foregoing covenants, the other Party will be entitled

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to injunctive relief as set forth in Section 9.13, in addition to any other remedies that may be available to them under applicable Law. Without limiting the generality of the foregoing, the applicable duration of the restricted period set forth herein by which a Party is bound shall be extended for an additional period equal to any period during which such Party or its Affiliates is in breach of its obligations under this Section 4.4. Each Party represents and acknowledges that it has been (i) to consult its own respective legal counsel with respect to the covenants contained in this Section 4.4 and (ii) given a full opportunity, prior to execution of this Agreement, to review thoroughly the covenants contained in this Section 4.4 with its legal counsel.
Section 4.5Public Announcements. No Party will, and each Party will cause its controlled Affiliates and direct its Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the other Transaction Documents without the prior written consent of Buyer and Atlas (as applicable), which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without prior consent, issue or cause publication of any press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service, in which event such Party will use commercially reasonable efforts to allow Buyer or Atlas (as applicable) reasonable time to comment on such press release or public announcement in advance of its issuance; provided, further, that each Party may, without prior consent, inform their current, former or prospective investors and/or limited partners of the transactions contemplated by this Agreement so long as such investors and/or limited partners agree to keep such information confidential.
Section 4.6Tax Matters.
(a)The purchase price and the Assumed Liabilities, as applicable, will be allocated in accordance with the Seller Allocations and Exhibit 4.6(a) (the “Allocation Principles”). Where applicable, each Party will file IRS Form 8594 and all federal, state, local and non-U.S. tax returns required to be filed in accordance with the Allocation Principles. Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder will be allocated in a manner consistent with the Allocation Principles. The Parties agree to consult with one another with respect to any Tax Proceeding relating to the Allocation Principles by the IRS or another Tax Authority.
(b)Buyer, on the one hand, and the Seller Parties, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any Proceeding with respect to any Tax. Buyer, on the one hand, and the Seller Parties, on the other hand, shall reasonably cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Purchased Assets or the Assumed Liabilities.
(c)In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), all property and ad valorem Taxes and assessments on the Purchased Assets shall be prorated between Seller Parties and Buyer, with (i) Sellers being liable for the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is

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the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(d)All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated by this Agreement and the other Transaction Documents (“Transfer Taxes”) will be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller Parties. For avoidance of doubt, “Transfer Taxes” will not include Taxes, charges, customs, duties or other costs or expenses incurred as a result of Buyer’s permanent importation after the Closing of any Purchased Assets to the United States. Buyer will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Return or other documentation.
(e)The parties hereby waive compliance with the provisions of any applicable bulk sales, bulk transfer or similar Laws in connection with the transfer of Purchased Assets under this Agreement.
Section 4.7Records Retention.
(a)Buyer will retain until the seventh anniversary of the Closing Date the Books and Records included among the Purchased Assets that relate to periods period to the Closing in a manner reasonably consistent with its own record retention policies. For a period of seven years after the Closing Date, Buyer will provide the Seller Parties and their respective Representatives with reasonable access (including the right to make copies at their sole expense) to such Books and Records upon reasonable advance notice and during normal business hours for purposes of enabling the Seller Parties (i) to prepare for, participate in and defend any Proceedings relating to or involving the Seller Parties or any of their respective Affiliates, other than Proceedings in which the Seller Parties are adverse to Buyer or any of its post-Closing Affiliates, (ii) to comply with financial reporting requirements (including financial reporting requirements of the Seller Parties or any of their respective Affiliates and financial statement preparation), (iii) in connection with any Tax audits or Tax Returns, (iv) the administration of Employee Benefit Plans or (v) in connection with the liquidation, dissolution or winding down of Sellers’ operations; provided, in each case, that any such access does not unreasonably interfere with the normal business operations of Buyer. Notwithstanding the foregoing, nothing in this Agreement will require or be construed to require Buyer or other Person to provide any access or otherwise make available any documents or information that on the written advice of Buyer’s legal counsel would reasonably be expected to (A) result in the disclosure of any trade secrets of any third Person or violate the terms of any confidentiality obligations to which Buyer is bound, (B) result in a violation of any applicable Law or (C) waive the protection of any legal privilege. If any access or information is withheld on the basis of the foregoing sentence, Buyer will use commercially reasonable efforts to inform Atlas of the general nature of what is being withheld and make substitute disclosures that will not suffer from the foregoing impediments.
(b)The Sellers will retain until the earlier of the date on which all Sellers have liquidated, dissolved or otherwise wound down operations and the seventh anniversary of the Closing Date (the “Retention Date”) the Books and Records relating to any of the Purchased Assets but not otherwise included among the Purchased Assets in a manner reasonably consistent with the record retention policies utilized by such Seller Party prior to the Closing. Until the Retention Date, the Seller Parties will provide Buyer and its Representatives with reasonable access (including the right to make copies at their sole expense) to such Books and Records upon reasonable advance notice and during normal business hours; provided that any such access does

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not unreasonably interfere with the normal business operations of the applicable Seller Party; provided further that, to the extent any such Books and Records (or portions thereof) are comingled with or otherwise include information relating to Excluded Assets or Excluded Liabilities, such Seller Party shall use commercially reasonable efforts to segregate or redact the portion of any such Books and Records that includes information relating to Excluded Assets or Excluded Liabilities (or excerpt the portions thereof that relate exclusively to the Purchased Assets or Assumed Liabilities) but no Seller Party will be required to make available or provide access to any such comingled Books and Records to the extent such Books and Records cannot be segregated, redacted or excerpted without undue effort.
Section 4.8Representative of Sellers. Atlas will, for purposes of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, act as a representative of each of the Sellers and is authorized to do on behalf of each Seller any and all things, including executing any and all documents, which it deems necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (a) receiving and disbursing payments to be made hereunder; (b) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (c) administering this Agreement and the other Transaction Documents, including the initiating and resolving of any disputes or claims; (d) agreeing to amendments of, or waivers of conditions and obligations under, this Agreement and the other Transaction Documents; and (e) taking any other actions on behalf of a Seller under this Agreement and the other Transaction Documents. All acts of Atlas hereunder in accordance with this Section 4.8 will be deemed to be acts on behalf of the Sellers, and Buyer may conclusively rely upon the actions of Atlas as the action of each of the Sellers in all matters relating to this Agreement and the transactions contemplated hereby.
Section 4.9Notification of Certain Matters. From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, Atlas, on one hand, and Buyer, on the other hand, will give prompt notice to the other (a) of any written notice or other written communication received by such Party alleging that a consent, approval, permission or waiver from such Person is required in connection with the transactions contemplated hereby; or (b) of any notice or other material written communication received by such Party from any Governmental Body in connection with the transactions contemplated hereby. No such notification will (i) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement; (ii) otherwise prejudice in any way the rights and remedies of a Party contained in this Agreement; or (iii) deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant by a Party.
Section 4.10R&W Insurance. Upon or prior to the Closing, Buyer shall enter into the R&W Insurance Binder, and will make available a duly executed copy of the R&W Insurance Binder within two Business Days following the date of entering into the R&W Insurance Binder. Buyer will cause the R&W Insurance Policy to be issued promptly following the Closing (in accordance with the terms of the R&W Insurance Binder) and once the R&W Insurance Policy is issued to Buyer, promptly make available a true, correct and complete copy of the issued R&W Insurance Policy to Atlas. Buyer will be responsible for the R&W Insurance Policy premiums, costs, and fees incurred in connection with obtaining R&W Insurance Policy. Buyer will not amend the R&W Insurance Policy to remove or modify the insurer’s waiver of subrogation or contribution, or any fraud exception or third-party beneficiary rights related thereto, including by amending applicable definitions, in each case in a manner that affects or relates to the Seller Parties, without the prior written consent of Atlas.

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Section 4.11Prorations. Except as otherwise set forth in this Agreement, customarily prorated expenses with respect to the Purchased Assets (including any such expenses relating to the Assigned Contracts) will be prorated as of the Closing Date, with Sellers liable to the extent such items relate to any period prior to the Closing Date and Buyer liable to the extent such items relate to any period on and after the Closing Date. Any prorated items based on estimates will be trued up once actual amounts are known and promptly paid. The Seller Parties and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 4.11.
Section 4.12IID Assets. If at any time prior to the Outside Date, Buyer and Atlas mutually determine in good faith that IID will not consent to the assignment at the Closing of the IID Contract from APR Energy to Buyer, the Parties acknowledge and agree that, unless such consent is obtained prior to Closing, then, notwithstanding anything to the contrary in this Agreement, effective as of the Closing, (a) the IID Contract will be an Excluded Asset for all purposes under this Agreement, (b) any Liabilities under or relating to the IID Contract, whether in respect of periods prior to or after the Closing, will be Excluded Liabilities for all purposes under this Agreement, (c) Buyer and APR Energy will negotiate in good faith the terms of, and execute and deliver at Closing, a lease agreement (on terms and conditions reasonably acceptable to Buyer) (the “IID Lease Agreement”) pursuant to which, among other things, effective upon Closing, (i) Buyer will lease to APR Energy or its designee the IID Assets for a period commencing on the Closing Date and ending on the expiration or termination of the IID Contract in accordance with its terms, at which time the IID Lease Agreement will terminate and be of no further force or effect and (ii) in exchange therefore, with respect to each IID Turbine, Atlas will pay, or cause the payment, to Buyer an amount equal to $100,000 per IID Turbine per month during the term of the IID Lease Agreement, (d) each Eligible APR Employee identified with an asterisk (*) next to his or her name on Exhibit 8.1 will be retained as an APR Employee and deemed to be deleted from the definition of “Eligible APR Employee” until the expiration or termination of the IID Contract in accordance with its terms, after which any such Eligible APR Employee will constitute an “Eligible APR Employee” for all purposes hereof and (e) no Seller Party or any of its Affiliates shall be permitted to amend, supplement, modify or otherwise alter the terms of the IID Contract (including, for the avoidance of doubt, to consent to or approve any extension of the term thereof), without the prior written consent of Buyer. If the IID Contract becomes an Excluded Asset in accordance with the preceding sentence, Seller or its designee will be entitled to all payments received from IID and shall be responsible for all liabilities relating to or arising out of the IID Contract (all of which shall constitute Excluded Liabilities).
Section 4.13Employees. Buyer shall, within 30 days after the date of this Agreement, notify Atlas in writing of all Eligible APR Employees to whom Buyer (or its designee, which may include Duos or its Affiliates (each such designee, a “Employer Designee”) intends to make offers of employment effective upon the Closing, or, with respect to an Eligible APR Employee who is on a leave of absence, effective as of such later date on which such Eligible APR Employee returns from such leave of absence (so long as such return occurs within 90 days after the Closing Date or such later time as may be required by applicable Law). Atlas and the Sellers shall make commercially reasonable efforts to assist the Buyer (or its applicable Employer Designee) in hiring any such Eligible APR Employees identified by Buyer effective upon Closing, and any such Eligible APR Employees who accept any offer of employment and who commence employment with Buyer (or its applicable Employer Designee) are referred to herein as a “Transferring Employee”. With respect to any Transferring Employee, the Seller Parties agree and acknowledge that no Seller Party shall enforce any restrictive covenants by which any such Transferring Employee is bound in favor of any such Seller Party or its Affiliates. For the avoidance of doubt, each Seller Party agrees that it shall, and hereby does,

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waive any and all claims it may otherwise have against Buyer, any Employer Designee or any Transferring Employee, in each case, relating to or arising out of any Transferring Employee’s acceptance of an offer of employment with, or becoming employed by, Buyer or its Employer Designee following the Closing. Nothing express or implied in this Agreement shall obligate Buyer or its Employer Designee to continue the employment of any Transferring Employee for any specific period of time. The provisions of this Section 4.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Transferring Employee), any third party beneficiary, legal or equitable or other rights or remedies under or by reason of any provision of this Section 4.13; provided, that the parties acknowledge and agree that any Employer Designee is an intended third party beneficiary of this Section 4.13.
Section 4.14Maintenance of Insurance.
(a)Sellers shall continue to carry the Insurance Policies until the earlier of the Closing or the termination of this Agreement in accordance with its terms, and will not allow any material breach, default, or cancellation (other than expiration and replacement of policies in the Ordinary Course) of such Insurance Policies to occur that would materially and adversely impact the coverage of the Purchased Assets, taken as a whole, under such Insurance Policies.
(b)After the Closing, the Seller Parties shall reasonably cooperate with and shall provide to Buyer such assistance and information as Buyer may reasonably request to permit Buyer to pursue any outstanding recoveries from insurance coverage that may apply to damages or losses to the Purchased Assets to the extent related to events or circumstances occurring prior to Closing, which cooperation and assistance shall include (i) permitting Buyer to make claims (or making such claims on behalf of Buyer) under any insurance policy providing coverage of the Purchased Assets with respect to events or circumstances (whether known or unknown) relating to the Purchased Assets that occurred or existed prior to Closing and that are covered by any such insurance policy and (ii) permitting Buyer to have the benefit of any open claims notified to and filed with a relevant insurer by or in respect of the Purchased Assets prior to Closing under any such insurance policies of a Seller Party covering the Purchased Assets, in each case, including (A) by using commercially reasonable efforts to make or continue to pursue, or permit Buyer or its Affiliates to make or continue to pursue, any such claims for the benefit of Buyer or its Affiliates and (B) remitting to Buyer (or an Affiliate) promptly on receipt an amount equal to any proceeds received or realized in respect of such claims (net of the costs of collection, applicable deductibles, and premium increases); provided, however, that Buyer shall, and shall direct its Affiliates to, use commercially reasonable efforts to assist and cooperate with the applicable Seller Parties in connection with any such claims or recovery efforts.
(c)Notwithstanding any provision of this Section 4.14 to the contrary but without limitation to Sellers’ obligations pursuant to Section 4.17(d), neither Buyer nor any of its Affiliates will have any rights to or in respect of the Pending Insurance Claim (which, for avoidance of doubt, constitutes an Excluded Asset).
Section 4.15Treatment of Certain Assets. If any material asset or property of a Seller Party that would have been a Purchased Asset hereunder is damaged by fire or other casualty which damage occurs following the date hereof and prior to the Closing and the parties consummate the transactions contemplated by this Agreement, then the Seller Parties shall, on the Closing Date, to the extent permissible (i) assign and remit to Buyer the net proceeds of any award or other proceeds under any relevant insurance policy which may have been collected solely to the extent of such loss less the expenses incurred by a Seller Party and its Affiliates in

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obtaining such award or proceeds and in actually repairing or restoring such assets or property, or (ii) if no award or other proceeds shall have been collected, deliver to Buyer an assignment of the applicable right to any such award or other proceeds which may be payable to it as a result of such casualty without representation, warranty or recourse, to the extent assignable.
Section 4.16Storage Agreements. From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Seller Parties shall use commercially reasonable efforts to assist Buyer in entering into, with the relevant counterparty thereto, (a) purchase orders or other similar agreements providing for Buyer’s use or lease of the storage space where the Purchased Assets will be located as of the Closing Date (other than with respect to any such Purchased Assets that are located at the Leased Property subject to the Jacksonville Storage Contract) (collectively, “Purchase Orders”), and (b) foreign-trade zone user agreements or similar agreements with respect to each storage space where the Purchased Assets will be located as of the Closing Date and with respect to which any Seller Party or Affiliate thereof holds or is required to hold such a foreign-trade zone user agreement or similar agreement (“FTZ Agreements”). If Buyer has not entered into any such Purchase Order or FTZ Agreement as of Closing, for 90 days following the Closing Date (or such shorter period as Buyer may request of the applicable Seller) the applicable Seller shall maintain (at the applicable Seller’s cost for the first 30 days of any such period, and, if such period extends beyond 30 days for any such facility, such cost will split equally between the applicable Seller, on the one hand, and Buyer, on the other, for the remainder of such period) its purchase order, foreign-trade zone user agreement or similar agreement, as applicable, with respect to the storage space for which Buyer has not entered into such Purchase Order or FTZ Agreement. The Sellers will cooperate with Buyer and its Representatives in providing access to any Purchased Assets applicable to the storage space where the Purchased Assets are located.
Section 4.17Hot Sections.
(a)Subject to Section 4.17(b), Buyer shall, at its sole cost and expense, (i) remove the hot sections from the turbines designated as Asset #26413 and Asset # 26408 on Exhibit 1.1(a) (the “26413 Turbine” and the “26408 Turbine”, respectively) and (ii) prepare each removed hot section for shipment from the Conroe Facility, in each case, as soon as reasonably practicable following Closing. Buyer shall notify Atlas in writing (e-mail being sufficient) of the date on which the removed hot sections are ready to be shipped to GE from the Conroe Facility in accordance with the terms of the GE MMP Contract. The applicable Seller shall, at its sole cost and expense, cause the removed hot sections to be shipped from the Conroe Facility to GE (or its designee) in accordance with the terms of the GE MMP Contract as soon as reasonably practicable following the date on which Buyer provides such notice to Atlas. The Parties shall cooperate in good faith to ensure that the removal of such hot sections and the shipment thereof to GE is made in compliance in all material respects with the terms of the GE MMP Contract. Without limiting the foregoing, Buyer shall provide the applicable Seller and its representatives or agents with reasonable access to the Conroe Facility during normal business hours for purposes of satisfying its obligations contemplated by this Section 4.17(a). For the avoidance of doubt, no Seller Party nor any of their Affiliates shall have any recourse against Buyer with respect to the condition of the removed hot sections absent gross negligence or willful misconduct by Buyer during removal or preparation for shipping in accordance with this Section 4.17(a), as finally determined by a court of competent jurisdiction.
(b)Notwithstanding anything to the contrary in Section 4.17(a), (i) prior to Closing, Sellers shall use commercially reasonable efforts, at its sole cost and expense, to (A) remove and replace the hot section for the 26413 Turbine and (B) remove the hot section for the 26408

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Turbine and to ship the removed hot sections to GE in accordance with the GE MMP Contract and (ii) if Sellers complete such removal and replacement (in the case of the 26413 Turbine) and removal (in the case of the 26408 Turbine) and shipment of the applicable removed hot section prior to the Closing, then Section 4.17(a) shall not apply; provided, however, to the extent Sellers do not complete such removal and replacement (in the case of the 26413 Turbine) or removal (in the case of the 26408 Turbine), Section 4.17(a) shall apply only to the applicable turbine for which such removal and/or replacement, as the case may be, was not completed by Sellers prior to Closing. Buyer and the Sellers acknowledge and agree that, as of the date hereof, (A) the replacement hot section for the 26413 Turbine (the “26413 Replacement Hot Section”) is included among the Purchased Assets, (B) Sellers have paid the cost of such 26413 Replacement Hot Section in full prior to the date hereof, (C) such 26413 Replacement Hot Section is, and on the Closing Date, shall be, located at the Conroe Facility (to the extent not previously replaced in accordance with the first sentence of this Section 4.17(b)), and (iv) no further action or expense on the part of any Party is or shall be required to deliver the 26413 Replacement Hot Section.
(c)Buyer and Sellers acknowledge and agree that the replacement hot section for the 26408 Turbine (the “26408 Replacement Hot Section”) has been ordered by the applicable Seller under the GE MMP Contract (and associated purchase order) for delivery to the Conroe Facility, with the expected timeline for such delivery no later than the first calendar quarter of 2025. Prior to the date hereof, the applicable Seller paid a deposit to GE in respect of the purchase of the 26408 Replacement Hot Section in an amount equal to $850,032.50, representing 50% of the aggregate purchase price of the 26408 Replacement Hot Section. The Sellers have made available to Buyer prior to the date hereof (i) the purchase order in respect of the 26408 Replacement Hot Section and (ii) evidence of Sellers’ payment of the deposit thereunder. After the Closing, Buyer shall, at its sole cost and expense, pay the balance of the 26408 Replacement Hot Section to GE pursuant to and in accordance with the terms of the GE MMP Contract and the purchase order in respect of the 26408 Replacement Hot Section, provided such amount shall not exceed $850,032.50 (plus sales tax, if any).
(d)Buyer and Sellers acknowledge and agree that (i) Sellers have incurred, or expect to incur prior to Closing, certain costs resulting from required repairs to the 26413 Turbine, including the purchase and installation of the 26413 Replacement Hot Section and related transport, labor and other expenses (the “26413 Repair Expenses”), (ii) Sellers (or an Affiliate thereof) have submitted the Pending Insurance Claim to recover such 26413 Repair Expenses, which claim is currently pending and (iii) the Pending Insurance Claim is an Excluded Asset hereunder. Notwithstanding anything in this Agreement to the contrary, after the Closing, the applicable Seller shall notify Buyer in writing (e-mail being sufficient) if additional repairs to the 26413 Turbine are necessary in order for the Pending Insurance Claim to be fully adjusted and finalized, in which case Buyer will use commercially reasonable efforts to complete such repairs promptly after receipt thereof. Any costs and expenses incurred by Buyer in completing such repairs are included as 26413 Repair Expenses for which Sellers are seeking recovery under the Pending Insurance Claim, and Sellers shall promptly, and in any case within 10 Business Days following receipt from Buyer of invoices in respect thereof, reimburse Buyer for any such reasonable and documented costs or expenses incurred by Buyer to compete such repairs.
Section 4.18Exclusivity. From the date hereof until the Closing, no Seller Party will, and the Seller Parties will cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, initiate, or engage in discussions with, or enter into any Contract with, any Person (other than Buyer, its Affiliates, and their respective Representatives) concerning any Acquisition Proposal; provided, that any Representatives of a Seller Party may respond to unsolicited inquiries for the purpose of communicating that such Seller Party is unable to

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entertain such unsolicited officer; provided, further, in the event any Person (other than Buyer or its Affiliates) offers to engage in negotiations or discussions regarding an Acquisition Proposal or submits any offer with respect thereto after the date hereof but prior to the Closing Date, Atlas shall promptly notify Buyer in writing (e-mail being sufficient) of the receipt or submission of such offer, the identity of such Person and the material terms of such offer (provided such disclosure to the Buyer of the identity of such Person or material terms of such offer would not violate any contractual non-disclosure obligations by which Atlas is bound).
Section 4.19Confidentiality, Non-Competition, Assignment of Inventions, and Similar Agreements. Except as otherwise required pursuant to Section 4.13, no Seller Party shall, to the material detriment of Buyer, release any Person from or waive any provisions of any confidentiality, non-competition, assignment of inventions or similar agreement to which Seller is a party related to any confidential information that is included in the Purchased Assets. In furtherance of the foregoing, upon the request of Buyer and at Buyer’s expense, each Seller hereby agrees to use commercially reasonable efforts to enforce for the benefit of Buyer any rights of such Seller under, or obligations imposed on third parties by, such agreements to the extent related to any confidential information that is included in the Purchased Assets and to the extent that failure to enforce such rights would result in material detriment to Buyer. Such enforcement will be at Buyer’s sole cost and expense and Buyer and its Affiliates will indemnify, defend, compensate and reimburse Sellers and their respective Affiliates for, and will hold Sellers and their respective Affiliates harmless from, any actual losses resulting from or arising out of such enforcement.
Section 4.20Infringement Matter. At or promptly after the Closing, (a) Buyer will be joined to the Infringement Matter as a party thereto in respect of Counts I , II, III and XX set forth in the complaint filed on February 15, 2024 by APR Energy in the Infringement Matter, as such Counts are in effect as of the date hereof (collectively, the “Infringement Claims”) and (b) each Seller Party shall take such actions as are reasonably necessary and in such Seller Party’s control to facilitate Buyer’s joinder to the Infringement Matter in respect of the Infringement Claims, including making such filings and pleadings as are necessary and appropriate to effectuate the foregoing. After the Closing, Buyer and APR shall pursue the Infringement Claims on the terms and subject to the conditions set forth in the Common Interest Agreement.
ARTICLE 5
CONDITIONS
Section 5.1Conditions to Obligations of Buyer. Buyer’s obligations to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived, subject to applicable Law, by Buyer in its sole discretion, in whole or in part):
(a)(i) Without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the representations and warranties of the Seller Parties set forth in ARTICLE 2 (other than the representations and warranties set forth in Section 2.1 (except for the last sentence thereof), Section 2.2(a), Section 2.2(b), Section 2.3(a), Section 2.4(b) and Section 2.14, (collectively, the “Fundamental Representations”)), the Transaction Documents, and any certificate delivered pursuant hereto or thereto must be true, correct and complete as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date immediately preceding Closing, except: (A) for any representation or warranty made as of a

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specific date or for a particular period, which must be true, correct and complete as of such specific date or for such particular period, and (B) as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Fundamental Representations must be true, correct and complete as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date immediately preceding Closing, except, (A) for any Fundamental Representation made as of a specific date or for a particular period, which must be true, correct and complete as of such specific date or for such particular period, and (B) for any failure to be accurate that has or reasonably would be expected to have no more than a de minimis financial or other adverse effect on Buyer;
(b)The Seller Parties must have performed and complied, in all material respects, with their covenants and obligations under this Agreement and the Transaction Documents required to be performed or complied with by them prior to Closing;
(c)The Seller Parties must have delivered to Buyer a certificate, dated as of the Closing Date and executed by the Seller Parties, certifying that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied;
(d)The Seller Parties must have delivered the Closing deliverables required by Section 1.4(b);
(e)From and after the date of this Agreement, there must not be any Order entered or Law enacted, entered, promulgated or enforced, that would have the effect of enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(f)The applicable waiting period (and any extensions thereof) under the HSR Act will have expired or have been terminated;
(g)Since the date of the Agreement, there must not have occurred a Material Adverse Effect; and
(h)Either (i) Atlas shall have delivered to Buyer evidence, in form and substance satisfactory to Buyer, that IID has consented to the assignment of the IID Contract from APR Energy to Buyer upon the consummation of the Closing, or (ii) Buyer and APR Energy shall have executed the IID Lease Agreement pursuant to and in accordance with Section 4.12.
Section 5.2Conditions to Obligation of Seller Parties. Seller Parties’ obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which any of the Seller Parties is a party and to take the other actions required to be taken by the Seller Parties at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived, subject to applicable Law, by Atlas, in whole or in part):
(a)(i) The representations and warranties set forth in ARTICLE 3 of this Agreement (other than the representations and warranties of Buyer set forth in Section 3.1(b), Section 3.2(a), and Section 3.6), the Transaction Documents, and any certificate delivered pursuant hereto or thereto must be true, correct and complete as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date immediately preceding Closing, except: (A) for any representation or warranty made as of a specific date or for a particular period, which will be true, correct and complete as of the date of this Agreement and as of such specific date or for such particular period; and (B) as would not reasonably be expected, individually or in the

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aggregate, to prevent Buyer from consummating, or materially impair or delay Buyer’s ability to consummate, the transactions contemplated by this Agreement; and (ii) the representations and warranties set forth in Section 3.1(b), Section 3.2(a), and Section 3.6) must be true, correct and complete as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date immediately preceding Closing, except (A) for any such representation or warranty made as of a specific date or for a particular period, which must be true, correct and complete as of such specific date or for such particular period, and (B) for any failure to be accurate that has or would reasonably be expected to have no more than a de minimis financial or other adverse effect on the Purchased Assets;
(b)Buyer must have performed and complied, in all material respects, with the covenants and obligations under this Agreement and the Transaction Documents required to be performed or complied with by it prior to Closing;
(c)Buyer must have delivered to Atlas a certificate, dated as of the Closing Date and executed by Buyer, certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;
(d)Buyer must have delivered all of the Closing deliverables required by Section 1.4(a);
(e)From and after the date of this Agreement, there must not be any Order entered or Law enacted, entered, promulgated or enforced, that would have the effect of enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and
(f)The applicable waiting period (and any extensions thereof) under the HSR Act will have expired or have been terminated.
ARTICLE 6
TERMINATION
Section 6.1Termination Events. This Agreement may be terminated at any time prior to Closing:
(a)By mutual written agreement of Buyer and Atlas (on behalf of the Seller Parties);
(b)By Buyer, by written notice to Atlas, if there has been any breach by any Seller Party of any representation, warranty, covenant or obligation set forth in this Agreement such that any condition set forth in Section 5.1(a) and/or Section 5.1(b) is incapable of being satisfied at the Closing (and such condition has not been irrevocably waived by Buyer); provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(b) on account of such breach if such breach, if curable, is cured prior to the earlier of (y) the expiration of 20 days following the receipt by the breaching Seller Party of written notice thereof from Buyer and (z) three Business Days preceding the Outside Date; provided, further, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 6.1(b) if Buyer has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach has prevented satisfaction of any of the conditions set forth in Section 5.1(a) and/or Section 5.1(b) and such breach has not been waived by Atlas (on behalf of the Seller Parties);

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(c)By Atlas (on behalf of the Seller Parties), by written notice to Buyer, if there has been any breach by Buyer of any representation, warranty, covenant or obligation set forth in this Agreement such that any condition set forth in Section 5.2(a) and/or Section 5.2(b) is incapable of being satisfied at the Closing (and such condition has not been irrevocably waived by Atlas (on behalf of the Seller Parties)); provided, however, that Atlas (on behalf of the Seller Parties) shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) on account of such breach if such breach, if curable, is cured prior to the earlier of (y) the expiration of 20 days following the receipt by Buyer of written notice thereof from Atlas and (z) three Business Days preceding the Outside Date; provided, further, that Atlas will not be entitled to terminate this Agreement pursuant to this Section 6.1(c) if any Seller Party has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach has prevented satisfaction of any of the conditions set forth in Section 5.1(a) and/or Section 5.1(b) and such breach has not been waived by Buyer;
(d)By Buyer or Atlas (on behalf of the Seller Parties), by written notice to the other, if Closing has not occurred on or before the date that is 60 days following the date of this Agreement (such date or such later date as extended in accordance with this Section 6.1(d) or as may be agreed by Buyer and Atlas in writing, the “Outside Date”); provided that if all of the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions that by their nature can only be satisfied at the Closing, but are capable of being satisfied at such time), other than the condition set forth in Section 5.1(f) or Section 5.2(f), are satisfied on, or have been waived prior to, the Outside Date, then the Outside Date will be automatically extended by 60 days. Notwithstanding the foregoing, no termination may be made under this Section 6.1(d) if the Willful Breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this Section 6.1(d) has prevented the consummation of the transactions contemplated by this Agreement by the Outside Date; or
(e)By Buyer or Atlas (on behalf of the Seller Parties), by written notice to the other, if: (i) any Governmental Body has issued a final, non-appealable Order that remains outstanding prohibiting the consummation of the transactions contemplated by this Agreement (unless such Order is issued due to the material breach of the Party seeking to terminate this Agreement of its obligations under this Agreement); or (ii) a Law is enacted, entered, promulgated or enforced permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
Section 6.2Effect of Termination. If this Agreement is validly terminated pursuant to Section 6.1: (a) all further obligations of the Parties to consummate the transactions contemplated by this Agreement, and all obligations of the Parties under this Agreement, will terminate and become of no further force and effect and this Agreement shall forthwith become null and void, except that the obligations set forth in the last sentence of Section 4.2, this Section 6.2, Section 6.3, ARTICLE 9 and the defined terms used in such Sections will survive any termination and remain valid and binding obligations of the Parties in accordance with their respective terms; (b) there will be no Liability on the part of a Party, except as provided in Section 6.3; and (c) each Party irrevocably waives and releases any other claim which may otherwise exist upon such termination.
Section 6.3Break-Up Fee.
(a)In consideration for the considerable time, effort and expense to be undertaken by the Parties in connection with the transactions contemplated by this Agreement, (i) if this Agreement is validly terminated by Buyer pursuant to Section 6.1(b) or Section 6.1(d), in either

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case, at a time when any Seller Party is a Breaching Party, then Atlas (on behalf of the Seller Parties) shall pay, or cause to be paid, to Buyer the Break-Up Fee and (ii) if this Agreement is validly terminated by Atlas (on behalf of the Seller Parties) pursuant to Section 6.1(c) or Section 6.1(d), in either case, at a time when Buyer is a Breaching Party, then Buyer shall pay, or cause to be paid, to Atlas (as designee of the Seller Parties) the Break-Up Fee. The applicable Breaching Party shall pay the Break-Up Fee by wire transfer of immediately available funds to Buyer or Atlas, as the case may be, within 10 Business Days of such valid termination.
(b)Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, except in the case of Fraud and except for Buyer’s and Atlas’s (as the case may be) right to seek injunctive relief pursuant to, and subject to the limitations set forth in, Section 9.13, the sole and exclusive remedy of the applicable Non-Breaching Party(ies), their Affiliates and any of their and such Affiliates’ respective direct or indirect former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, managed or approved funds, controlling persons, Affiliates, advisors, attorneys, representatives, or agents, and any heirs, executors, successors, or assigns of any of the foregoing (collectively, the “Releasing Parties”) against the Breaching Party, its Affiliates and any of its and such Affiliates’ respective direct or indirect former, current or future directors, officers, managers, employees, agents, equityholders, general or limited partners, members, managed or approved funds, controlling persons, Affiliates, advisors, attorneys or representatives, and any heirs, executors, successors, or assigns of any of the foregoing (collectively, the “Related Breaching Parties”) for any and all losses or damages suffered or incurred by any Releasing Party based upon, resulting from, arising out of or in connection with the termination of this Agreement or any pre-Closing breach of any covenant or agreement in this Agreement or circumstances giving rise to such breach or termination, or otherwise in connection with the transactions contemplated hereby, shall be to terminate this Agreement and receive payment of the Break-Up Fee. Upon the payment of any Break-Up Fee due and owing hereunder, the Parties will use their commercially reasonable efforts to promptly dismiss any Proceeding seeking to enforce the payment of such Break-Up Fee.
(c)In the event of termination of this Agreement in accordance with Section 6.1, except for the remedies expressly contemplated by Section 6.3(b), (i) the Releasing Parties shall not be entitled to commence or pursue any other Proceeding against the Related Breaching Parties arising out of or in connection with this Agreement, any other Transaction Document delivered under the terms of this Agreement or the transactions contemplated hereby or thereby; (ii) none of the Related Breaching Parties shall have any further liability relating to or arising out of this Agreement, any other Transaction Document delivered under the terms of this Agreement or the transactions contemplated hereby or thereby; and (iii) no Releasing Party shall seek or obtain, nor shall it permit any of its representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award or any monetary damages of any kind, in the aggregate, against the Related Breaching Parties; provided, however, for avoidance of doubt, nothing in Section 6.3(b) or this Section

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6.3(c) shall limit or prohibit a Releasing Party from enforcing any Related Breaching Party’s obligations under the Limited Guaranty in accordance with, and subject to, the terms thereof.
(d)Notwithstanding anything herein to the contrary, (i) nothing in this Agreement shall prohibit Buyer and Atlas, as the case may be, from seeking specific performance to the extent permitted by Section 9.13 while also seeking payment of the Break-Up Fee under Section 6.3(a), but in no event shall Buyer, on the one hand, or the Seller Parties, on the other hand, be entitled to obtain both specific performance to cause the Closing to occur pursuant to Section 9.13 and also receive the Break-Up Fee and (ii) in no event shall any Party be required to pay the Break-Up Fee on more than one occasion. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in the event of any action seeking specific performance hereunder, the right of any Party to receive the Break-Up Fee shall not be deemed to preclude such Party from seeking specific performance, nor shall the existence of the Break-Up Fee be offered as evidence that monetary damages would be sufficient to remedy a breach of this Agreement.
ARTICLE 7
SURVIVAL
Section 7.1Non-Survival. Each of the representations and warranties and each of the covenants and agreements that contemplate or require performance prior to the Closing, in each case, set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder, shall terminate at and as of the Closing. Without limiting the foregoing, subject to the last sentence of this Section 7.1, the sole and exclusive recourse of Buyer for any breach of any such representations and warranties shall be against the R&W Insurance Policy. Each covenant and agreement set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder, that by its terms contemplates or requires performance at or after the Closing shall expressly survive the Closing until fully performed or satisfied in accordance with its terms or, if no performance is specified, indefinitely (with the parties hereto agreeing to contractually lengthen any applicable statutes of limitation). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement or any Transaction Document shall limit, prohibit or otherwise affect Buyer’s right to pursue any claim against any Person for Fraud (and Buyer’s right to make a claim for Fraud shall expressly survive the Closing) or to seek injunctive or other equitable relief against any Person for the failure to perform any covenant or agreement contained herein or in any Transaction Document.
ARTICLE 8
DEFINITIONS
For purposes of this Agreement, the following terms have the meanings specified in this ARTICLE 8:
“26408 Replacement Hot Section” has the meaning set forth in Section 4.17(c).
“26408 Turbine” has the meaning set forth in Section 4.17(a).
“26413 Repair Expenses” has the meaning set forth in Section 4.17(d).

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“26413 Replacement Hot Section” has the meaning set forth in Section 4.17(b).
“26413 Turbine” has the meaning set forth in Section 4.17(a).
“Acquisition Proposal” means any offer, proposal or indication of interest from a third party with respect to (a) the direct or indirect acquisition of (i) all or a substantial portion of the equity securities of any Seller Party or (ii) any of the Purchased Assets (other than sales of inventory in the ordinary course and dispositions of obsolete, damaged or surplus equipment), (b) any merger, consolidation, recapitalization, reorganization or business combination involving the Seller Parties or any Seller, or (c) any equity, debt or financial investment in any Seller.
“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity, by Contract or otherwise.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocation Principles” has the meaning set forth in Section 4.6(a).
“Ambar Settlement Agreement” means that certain Settlement and Release Agreement, dated as of June 4, 2024, by and between APR Energy Holdings Limited, APR Energy DO Brasil LTDA., SPE II Centrais Eletricas Ltda. and Ambar Energia S.A.
“Anti-Corruption Legislation” has the meaning set forth in Section 2.12(a).
“APR” has the meaning set forth in the second paragraph of this Agreement.
“APR Employees” means the employees of Seller Parties, a list of which, as of the date hereof, has been made available to Buyer.
“APR Energy” means APR Energy LLC, a Florida limited liability company
“Assigned Contract” means the Contracts set forth or described on Exhibit 8.2.
“Assignment and Assumption Agreement” has the meaning set forth in Section 1.4(a)(i).
(a)“Assumed Liabilities” means any Liability arising under the Assigned Contracts with respect to periods from and after Closing, except to the extent such Liability arises from a pre-Closing breach or default by a Seller or any of its Affiliates.
“Atlas” has the meaning set forth in the first paragraph of this Agreement.

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“Atlas RWI Policy” means the Liberty Mutual Insurance Corporation Buyer-Side Representations and Warranties Insurance Policy issued to Seaspan Ship Management Ltd., as the Named Insured thereunder, effective November 20, 2019 (Policy No. GTSTOABWGH7001).
“Books and Records” has the meaning set forth in Section 1.1(d).
“Brazilian Assets” means the tangible personal property set forth on Exhibit 8.3.
“Breaching Party” means:
(a)collectively, the Seller Parties, if (i) there is a Willful Breach by any Seller Party and (ii) all conditions set forth in Section 5.1 and Section 5.2 have been satisfied (or waived in writing in accordance with the terms of this Agreement) other than (y) those conditions that by their terms can only be satisfied at the Closing, and which are, at the time that Buyer seeks to terminate the Agreement pursuant to Section 6.1(b) or Section 6.1(d), capable of being satisfied if the Closing were to occur at the time the Closing was required to occur pursuant to this Agreement and (z) any such conditions which would have been satisfied if the Closing were to occur at the time the Closing was required to occur pursuant to this Agreement but for the Willful Breach by such Seller Party; and
(b)Buyer, if (i) there is a Willful Breach by Buyer and (ii) all conditions set forth in Section 5.1 and Section 5.2 have been satisfied (or waived in writing in accordance with the terms of this Agreement) other than (y) other than those conditions that by their terms can only be satisfied at the Closing, and which are, at the time that Atlas seeks to terminate the Agreement pursuant to Section 6.1(c) or Section 6.1(d), capable of being satisfied if the Closing were to occur at the time the Closing was required to occur pursuant to this Agreement and (z) any such conditions which would have been satisfied if the Closing were to occur at the time the Closing was required to occur pursuant to this Agreement but for the Willful Breach by Buyer.
“Break-Up Fee” means $18,750,000.
(c)“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the United Kingdom or the State of New York.
(d)“Business IT Systems” means any and all IT Systems used or held for use in connection with the operation of the business of the Sellers as it relates to the Purchased Assets as currently conducted or as conducted in the last three years.
(e)“Buyer” has the meaning set forth in the first paragraph of this Agreement.
(f)“Cash Purchase Price” has the meaning set forth in Section 1.2(a).
(g)“Closing” has the meaning set forth in Section 1.3.
(h)“Closing Date” has the meaning set forth in Section 1.3.

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(i)“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Interest Agreement” means a common interest agreement, dated as of the Closing Date and in form and substance acceptable to Buyer and APR Energy, setting forth the rights and obligations of Buyer and APR Energy in respect of the prosecution of the Infringement Claims; provided, the Common Interest Agreement will provide that (a) subject to clause (b) below, from and after the Closing, (i) APR Energy will assume and control the prosecution of the Infringement Claims at its sole cost and expense, (ii) APR Energy will be entitled to retain amounts or proceeds received from the defendant(s), if any, in respect of any settlement, compromise, resolution or judgment in respect of any Infringement Claims and (iii) no Seller Party shall, and Atlas shall cause its Affiliates not to, without the prior written consent of Buyer, settle, compromise or resolve, or consent to the entry of any judgment with respect to any Infringement Claim, and (b) notwithstanding the foregoing, if Buyer determines at any time after the Closing that APR Energy has failed or is failing to diligently prosecute the Infringement Claims, Buyer will be entitled to assume control of the prosecution of the Infringement Claims at its sole cost and expense from and after delivery of written notice of such election to APR Energy, in which case Buyer shall be entitled to retain amount or proceeds received from the defendant(s), if any, in respect of any settlement, compromise, resolution or judgment in respect of any Infringement Claims.
(j)“Competing Business” has the meaning set forth in Section 4.4(c).
(k)“Competition Filings” means the filings required to be made under the Competition Laws.
(l)“Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the FTC Act, as amended, the HSR Act, as amended, and all other Laws enacted to govern conduct having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.
(m)“Confidentiality Agreement” has the meaning set forth in Section 4.2.
(n)“Conroe Facility” means the applicable Seller’s Conroe, Texas facility located at 3400 I-45 North, Conroe, Texas 77303.
(o)“Contract” means any written or oral agreement, contract, indenture, lease, instrument, arrangement or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).
(p)“Current Events” means (a) supply chain disruptions affecting the industries in which the Sellers operate, and (b) the ongoing hostilities or potential hostilities involving Russia, Ukraine and China, and the resulting impacts of those hostilities.
(q)“Designation Notice” has the meaning set forth in Section 1.8(a).

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(r)“Designated Buyer” has the meaning set forth in Section 1.8(a).
(s)“Disclosure Schedule” means the schedules delivered by Atlas to Buyer in connection with this Agreement which, in part: (a) set forth the information specifically described in certain of the representations and warranties contained in ARTICLE 2 and (b) set forth exceptions or qualifications to the representations and warranties contained in ARTICLE 2.
(t)“Duos” has the meaning set forth in Section 1.4(a)(ii).
“Eligible APR Employees” means the employees of Sellers set forth on Exhibit 8.1.
(u)“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA Section 3(3)), whether or not subject to ERISA, any pension, retirement, equity or equity-based compensation, bonus, incentive, commission, stock option or stock purchase, severance, change in control, retention, employment deferred compensation, accident, disability, vacation, sick pay or paid time off, and any other material employee benefit or compensation plan, program, policy, agreement, or arrangement that is sponsored, maintained, contributed to, or required to be contributed to by Sellers, other than any plan, program, policy, agreement or arrangement that is required by any applicable Law.
(v)“Employer Designee” has the meaning set forth in Section 4.13.
(w)“Encumbrance” means any charge, claim, equitable interest, hypothecation, license, mortgage, lien, easement, option, warrant, purchase right, pledge, security interest, right of first refusal, deed or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute or ownership, whether voluntarily imposed or arising by operation of Law.
(x)“Enforceability Exceptions” has the meaning set forth in Section 2.1(b).
(y)“Environment” means indoor air, ambient air, soil vapor, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna or as otherwise defined in any environmental Law.
(z)“Equity Commitment Letter” has the meaning set forth in the Recitals.
(aa)“Equity Financing” has the meaning set forth in the Recitals.
(ab)“Equity Financing Source” has the meaning set forth in the Recitals.
(ac)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ad)“Ex-Im Laws” means (a) all trade, export control, import, and antiboycott laws imposed, administered or enforced by the U.S. government, including the Arms Export Control

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Act, the International Emergency Economic Powers Act, Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018, the International Traffic in Arms Regulations, the Export Administration Regulations, the U.S. customs regulations at 19 C.F.R. Chapter I and the Foreign Trade Regulations; and (b) all applicable trade, export control, import and antiboycott laws imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.
(ae)“Excluded Assets” means, with respect to each Seller:
(a)(i) corporate books and records of internal corporate proceedings (including minute books), (ii) Tax Returns and (iii) Tax records, work papers and books and records that are related to Seller Taxes or that Sellers are required by Law to retain;
(b)financial and other books and records of such Seller, except to the extent expressly included in the definition of Purchased Assets;
(c)Tax refunds or credits of such Seller;
(d)cash, cash equivalents, marketable securities and deposits held by such Seller;
(e)accounts and notes receivable of such Seller, provided that accounts and notes receivable arising under any Assigned Contract shall only be Excluded Assets to the extent attributable to the period of time prior to the Closing;
(f)prepayments and prepaid expenses of such Seller to the extent not arising from or relating to the Purchased Assets or the Assumed Liabilities;
(g)all Proceedings of any nature available to or being pursued by any of the Sellers in respect of periods prior to the Closing, including (i) Proceedings among the Sellers and/or their Affiliates, (ii) rights, claims and causes of action related to the Ambar Settlement Agreement, (iii) rights, claims, and causes of action related to the PPG Matter and (iv) subject to the terms of the Common Interest Agreement, rights, claims and causes of action related to the Infringement Matter;
(h)Employee Benefit Plans, including all assets, trust agreements or other funding Contracts related to the Employee Benefit Plans;
(i)work product of such Seller related to the transactions contemplated by this Agreement or communications by or among a Seller or its Affiliates, on one hand, and its accountants, financial advisors or legal counsel, on the other hand;
(j)computer operating systems and related hardware, servers and software, except to the extent expressly included among the Purchased Assets in accordance with Section 1.1;
(k)all of such Seller’s right, title and interest in and to all Intellectual Property, other than the Purchased Intellectual Property (including, without limitation, all Trademarks owned by such Seller other than the Purchased Trademarks and all Patents owned by such Seller);

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(l)bank accounts of such Seller;
(m)the Pending Insurance Claim and, except to the extent otherwise included in the definition of Purchased Assets, and subject to Section 4.14, insurance policies of such Seller and rights thereunder, together with any premium refunds associated with the cancellation thereof;
(n)the Atlas RWI Policy and rights thereunder;
(o)rights under Contracts that are not Assigned Contracts, including, if Buyer and APR Energy enter into the IID Lease Agreement pursuant to and in accordance with Section 4.12 and Section 5.1(h)(ii), the IID Contract; and
(p)any other properties, assets and rights of such Seller that are not expressly included in the definition of Purchased Assets.
“Excluded Liabilities” has the meaning set forth in Section 1.2(b).
“Express Representations” has the meaning set forth in Section 2.21.
“Fraud” means actual and intentional common law fraud under the Laws of the State of Delaware solely with respect to the making of the representations and warranties set forth in this Agreement; provided that, for the avoidance of doubt, “Fraud” will not include (i) any type of constructive, unfair dealings, promissory, negligent, reckless or equitable fraud or (ii) any torts or any other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) other than actual and intentional common law fraud under the laws of the State of Delaware.
“FTZ Agreements” has the meaning set forth in Section 4.16.
“Fundamental Representations” has the meaning set forth in Section 5.1(a).
“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligation of the Sellers as of such time consisting of: (a) Indebtedness for borrowed money; and (b) Indebtedness evidenced by any note, bond, debenture or other debt security; provided that, notwithstanding the foregoing, in no event will “Funded Indebtedness” include trade payables or accruals.
“GE” means GE Packaged Power, LLC or its designated.
“GE MMP Contract” means the Multi-Year Maintenance Program Agreement, dated as of December 9, 2021, by and between APR Energy and GE.

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“Governmental Authorization” means any approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Tax Authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.
“Hazardous Materials” means any chemical, material, substance, or waste, or any constituent thereof, which is prohibited, limited or regulated under any environmental Law, and includes, crude oil or any fraction thereof, petroleum, petroleum based products or byproducts, medical or infectious waste, asbestos, asbestos-containing materials, heavy metals, chlorinated solvents, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, mycotoxins, radon and per- or polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“IFRS” means International Financial Reporting Standards and issued by the International Accounting Standards Board.
“IID” means The Imperial Irrigation District and its successor and assigns.
“IID Assets” means the Purchased Assets set forth on Exhibit 8.4, constituting those Purchased Assets that are subject to, and required to satisfy APR Energy’s obligations pursuant to, the IID Contract.
“IID Contract” means that certain Amended and Restated Power Supply and Services Agreement, dated January 10, 2023, by and between APR Energy and IID, as amended by Amendment No. 1 to the Amended and Restated Power Supply and Services Agreement, dated February 20, 2023, by and between APR Energy and IID.
“IID Lease Agreement” has the meaning set forth in Section 4.12.
“IID Turbines” means each IID Asset identified with an asterisk (*) on Exhibit 8.4.
“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment

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obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) Funded Indebtedness; (b) any guarantee or commitment by which a Person assures or guarantees the Indebtedness of another Person (including contingent reimbursement Liability with respect to letters of credit); (c) any Liabilities under leases that would be considered capitalized leases under IFRS (it being agreed, for clarity, that all operating leases will be excluded from Indebtedness, even if required to be capitalized); (d) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise as obligor or otherwise, other than trade payables or accruals incurred in the Ordinary Course, but including earn-outs, holdbacks and similar deferred payment obligations; (e) any indebtedness (excluding operating leases) secured by a Encumbrance on a Person’s assets; (f) any retainers or similar payment obligations of such Person; and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties, “make whole amounts,” expenses, consent or other fees, breakage costs or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.
“Infringement Matter” means the pending Proceeding initiated by APR Energy against American Power Holdings, LLC and certain other defendants identified therein, filed in the United States District Court for the Southern District of Florida under Case No. 9:24-cv-80173-DSL, together with the matters underlying such Proceeding.
“Insurance Policies” has the meaning set forth in Section 2.17.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof and patent rights (“Patents”); (b) works of authorship and copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights, and registrations and applications for registration thereof; (c) trademarks, service marks, trade dress, logos, trade names, corporate names, packaging designs, slogans and other source identifiers, and registrations and applications for registration thereof (collectively, “Trademarks”); (d) trade secrets, business, technical and know-how information, including inventions, whether patentable or unpatentable, and confidential information, and ideas, research in progress, process technology, software development methodologies, algorithms, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures, testing results and business, financial, sales and marketing plans (“Trade Secrets”); (e) rights of publicity and privacy; (f) computer software and firmware including source code, object code, files, documentation and other materials related thereto; (g) proprietary databases and data compilations (excluding personally identifiable data); (h) domain names, social media

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accounts and registrations and applications for registration thereof; (i) any other intellectual property; and (j) rights in any of the foregoing, including any and all other intellectual property rights and/or proprietary rights recognized by Law, goodwill and rights to sue or recover and retain damages for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing
“IRS” means the United States Internal Revenue Service.
“IT Systems” means software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“Jacksonville Storage Contract” means that certain Industrial Lease, dated as of February 8, 2021, by and between NP Jacksonville Industrial I, LLC, a Missouri limited liability company, and APR Energy.
“Law” means any law, ordinance, statute, code, regulation, rule, treaty, administrative interpretation, principle of common law, Order or other requirement enacted, issued or promulgated by, or having the force of law of, any Governmental Body.
“Lease” has the meaning set forth in Section 2.16(e).
“Leased Property” has the meaning set forth in Section 2.16(a).
“Liability” means any debt, liability, claim, obligation, commitment, fine or penalty of any kind or nature (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all interest, attorneys’ fees and other costs and expenses relating thereto.
“Licenses” has the meaning set forth in Section 2.5(b).
(q)“Limited Guaranty” has the meaning set forth in the Recitals.
“Maintenance Records” has the meaning set forth in Section 2.3(b).
“Material Adverse Effect” means any event, circumstance, change, effect or condition (each, an “Event”) that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) or results of operations of, or the ability to own, operate or lease, the Purchased Assets, taken as a whole; provided, however, that, solely for purposes of this clause (a), no Event will constitute, or will be considered in determining whether there has occurred or would reasonably be expected to occur, a Material Adverse Effect to the extent such Event results from or arises out of any of the

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following: (i) the public announcement of the execution of this Agreement or other Transaction Document or the transactions contemplated hereby or thereby (including any threatened or actual impact on any relationship with any customer, vendor, supplier or APR Employee resulting therefrom); (ii) the failure of Sellers to meet any estimate of revenues, earnings or other financial projections (provided, that the facts and circumstances underlying any such failure may be considered in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect); (iii) any condition or change in economic conditions generally affecting the economy or the industries in which Sellers operate; (iv) any natural or manmade disaster or other acts of God, or any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations; (v) any condition affecting financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or market index and any change in interest rates, commodity prices or foreign exchange rates); (vi) any change after the date hereof in applicable Law or IFRS; (vii) any Current Events or any public outbreak of disease or virus (including coronavirus) or other public health conditions, pandemics or emergencies; and (viii) the taking of any action expressly required to be taken pursuant to this Agreement, except, with respect to any Event described in any of the foregoing clauses (a)(iii) through (a)(vii), to the extent that such Event has a disproportionate effect on the ownership or operation of the Purchased Assets, taken as a whole, relative to other participants in the same industry or market in which Sellers operate; or (b) has prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of any Seller Party to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement or any other Transaction Document.
“Material Vendors” has the meaning set forth in Section 2.11.
“Non-Breaching Party(ies)” means (i) Buyer, if any Seller Party is the Breaching Party and (ii) the Seller Parties, if Buyer is the Breaching Party.
“Non-Party Affiliate” has the meaning set forth in Section 9.14(a).
“Order” means any award (including arbitration award), decree, stipulation, decision, injunction, judgment, order, writ, ruling, or verdict entered, issued, made or rendered by any Governmental Body or arbitrator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.
“Ordinary Course” means the ordinary course of operating the Purchased Assets and performing under the Assigned Contracts, consistent with the past customs and practices of Sellers (including, for the avoidance of doubt, with respect to frequency, quantity and custom).
“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, or certificate of incorporation, bylaws, articles of

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organization or certificate of formation, operating agreement, trust agreement or similar governing documents, as amended.
“Outside Date” has the meaning set forth in Section 6.1(d).
“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.
“Pending Insurance Claim” means that certain Claim Number B0801 14518J23AA, submitted by APR Energy Do Brasil Ltda to Zurich Insurance Company under Insurance Policy #01969190808 on or around September 26, 2023, in relation to the 26413 Repair Expenses which are currently estimated to be $2,500,000.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Bodies.
“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet delinquent or that are being contested in good faith; (b) imperfections of title and other similar Encumbrances that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property; (c) mechanics’, materialmens’, carriers’, warehousemens’ and similar Encumbrances arising or incurred in the Ordinary Course; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) Encumbrances that will be discharged at Closing; and (g) Encumbrances set forth on Exhibit 8.5.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.
“Personal Information” means, in addition to all information defined or described by the Sellers as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Sellers’ privacy policies or other public-facing statement, any information regarding or reasonably capable of being associated with an individual Person or device.
“PPG Matter” means the pending Proceeding initiated by the applicable Sellers against Patriot Power Group, and all related Proceedings or other matters now or hereafter existing between the applicable Sellers (and any applicable Affiliate), on the one hand, and Patriot Power Group, on the other hand, in each case related to or arising out of Patriot Power Group’s alleged

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breach of that certain Contract for Rental of Power Generation Equipment, dated October 18, 2023, by and between APR Energy and Patriot Power Group LLC.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the Closing Date for any Straddle Period.
“Privacy Laws” means, to the extent binding on a Person, any Laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable requirement that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, for the avoidance of doubt, all US state and federal laws concerning the privacy and/or security of Personal Information, all Laws regulating biometric information, the California Invasion of Privacy Act and all other laws concerning the interception and/or recording of communications, the CAN-SPAM Act, the Telephone Consumer Protection Act and all other Laws regarding marketing communications, and the Federal Trade Commission Act.
“Proceeding” means any action, arbitration, mediation, audit, examination, hearing, claim, cause of action, known investigation, notice of violation, demand, litigation, proceeding or lawsuit or any nature (whether civil, criminal or administrative and whether at law or in equity) commenced, brought, conducted or heard by or before any Governmental Body or duly appointed arbitration, mediation or similar authority.
“Purchase Orders” has the meaning set forth in Section 4.16.
“Purchased Assets” has the meaning set forth in Section 1.1.
“Purchased Intellectual Property” has the meaning set forth in Section 1.1(i).
“Purchased Inventory” has the meaning set forth in Section 1.1(b).
“Purchased Personal Property” has the meaning set forth in Section 1.1(a).
“Purchased Software” has the meaning set forth in Section 1.1(h).
“Purchased Trademarks” has the meaning set forth in Section 1.1(i).
“R&W Insurance Binder” means the agreement by and between Buyer and its selected insurer, pursuant to which the R&W Insurance Policy will be bound in accordance with Section 4.10.
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be obtained by Buyer or any of its Affiliates, at their expense, in connection with the transactions contemplated by this Agreement.

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“Reasonably Prudent Operator” means an operator that conducts activities and maintains equipment in a good and workmanlike manner, with due diligence and dispatch, and in compliance with applicable law and regulation.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the Environment.
“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives and the respective successors and assigns of each of the foregoing.
“Related Breaching Parties” has the meaning set forth in Section 6.3(b).
“Releasing Parties” has the meaning set forth in Section 6.3(b).
“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Restricted APR Employees” has the meaning set forth in Section 4.4(b).
“Restrictive Covenant Agreement” has the meaning set forth in Section 1.4(a)(ii).
“Retention Date” has the meaning set forth in Section 4.7(b).
“Sanctioned Country” means any country or region that itself is the subject or target of a comprehensive embargo under Sanctions Laws, including Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine.
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; and the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee; (b) any Person that is, is a political subdivision, agency or instrumentality of or acting or purporting

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to act, directly or indirectly, for or on the behalf of, the Government of a Sanctioned Country or Venezuela; (c) any Person that is organized or resident in a Sanctioned Country; or (d) any Person that is, individually or in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(c) so as to subject the Person to sanctions.
“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the applicable Laws administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, except to the extent inconsistent with U.S. Law.
“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.
“Seller Parties” has the meaning set forth in the first paragraph of this Agreement.
“Seller Taxes” has the meaning set forth in Section 1.2(b)(vi).
“Seller Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of a Seller Party in connection with this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby (in each case, to the extent payable or owed by a Seller Party, and whether invoiced before or after Closing), including: (a) brokers’, finders’ or investment bankers’ fees incurred by or on behalf of a Seller Party in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of a Seller Party in connection with consummation of the transactions contemplated hereby; and (c) transaction, severance, retention, change in control bonuses or similar payments that are payable to any APR Employee by a Seller Party or its Affiliates as a result of, or in connection with, the consummation of the transactions contemplated hereby, including the employer portion of any payroll, social security, unemployment or similar Taxes imposed thereon.
“Sellers’ Knowledge” means the actual knowledge, after reasonably inquiry, of William Kostilvy, Graham Todd and Martin Silvera.
“Solaris Contract” means that certain Contract for Rental of Power Generation Equipment, dated as of November 4, 2024, by and between APR Energy and Solaris Energy Infrastructure, LLC.
“Solaris Credit Amount” means an amount equal to (a) $4,500,000 multiplied by (b) a fraction, the numerator of which is the number of days from (and including) the Closing Date until the date on which the initial three-month Rental Term (as defined in the Solaris Contract) expires pursuant to and in accordance with Section 7 of the Solaris Contract and (ii) the

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denominator of which is the total number of days in the initial Rental Term (as defined in the Solaris Contract).
“Solvent” means that, with respect to any Person, as of the date of determination: (a) the amount of the fair value on a going concern basis of such Person will, as of such date, exceed the sum of (i) the value of all debt (including contingent liabilities) of such Person as of such date and (ii) the amount that will be required to pay the liabilities of such Person as of such date on its existing debts (including contingent liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of its business and (c) such Person believes that it will be able to pay its liabilities (including contingent liabilities) as they mature.
“Specified Contract” has the meaning set forth in Section 1.5.
“Straddle Period” has the meaning set forth in Section 4.6(c).
“Tax” or “Taxes” means (a) any tax or other governmental charge in the nature of a tax (including any income tax, gross receipts tax, capital gains tax, value-added tax, sales tax, property tax, business tax, payroll tax, withholding tax, gift tax, estate tax, franchise tax, net worth tax, excise tax, or business opportunity tax) imposed, assessed, or collected by or under the authority of any Governmental Body (including any penalty, interest, or addition thereto).
“Tax Authority” means any federal, state, local or foreign Governmental Body or authority responsible for the imposition or collection of any Tax.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Third Party IP” has the meaning set forth in Section 2.18(d).
“Trademark and Domain Name Assignment and License” has the meaning set forth in Section 1.4(a)(iii).
“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Limited Guaranty, the bills of sale for the Purchased Assets, the Assignment and Assumption Agreements, the Trademark and Domain Name Assignment and License, the Restrictive Covenant Agreement and, to the extent entered into at Closing pursuant to and in accordance with Section 4.12 and Section 5.1(h)(ii), the IID Lease Agreement.
“Transfer Taxes” has the meaning set forth in Section 4.6(d).
“Transferring Employees” has the meaning set forth in Section 4.13.

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“Willful Breach” means, with respect to any Party, a willful and intentional material breach of this Agreement by such Party that is the consequence of an act or omission by such Party with such Party’s actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement or would otherwise cause the failure of a condition to the obligations of the Parties to consummate the Closing.
ARTICLE 9
GENERAL
Section 9.1Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except as otherwise expressly provided in this Agreement or other Transaction Document, this Agreement and the other Transaction Documents are for the exclusive benefit of the Parties hereto and thereto and (as applicable) their respective successors and authorized assigns. Except as set forth in Section 4.13 and Section 9.14, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document. Neither Party may assign any of its rights or obligations under this Agreement or other Transaction Document to any other Person without the prior written consent of the other Party to this Agreement or the other parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates, to a purchaser of all or substantially all of its assets, to a successor resulting from any merger or consolidation of Buyer with or into such Person or to any of its financing sources for collateral purposes.
Section 9.2Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and neither Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.
Section 9.3Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.
Section 9.4Governing Law. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to choice of law principles of any jurisdiction.

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Section 9.5Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.6WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.7Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern time on a Business Day; (c) on the first Business Day following delivery, if sent by electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business Day following deposit with a nationally recognized overnight delivery service; or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class, postage prepaid:
If to Buyer:
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, NY 10105

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Attn: General Counsel / Credit Operations

with a copy (which will not constitute notice) to:
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018

If to the Seller Parties:
Atlas Corp.
Attn: Legal Department
2600 – 200 Granville St.
Vancouver, BC
Canada, V6C 1S4

with a copy to (which will not constitute notice):

Honigman LLP
200 Ottawa Avenue, NW, Suite 700
Grand Rapids, Michigan 49503

A Party may change its address or e-mail address by prior written notice to the other Party provided as set forth in this Section 9.7.
Section 9.8Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.
Section 9.9Expenses. Except as otherwise expressly provided in this Agreement, the Seller Parties, on one hand, and Buyer, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not).
Section 9.10Headings; Construction. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this

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Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” All references in this Agreement to sections, schedules or exhibits are references to sections of, and schedules and exhibits to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor another Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or other Transaction Document are to U.S. Dollars. All payments required to be made hereunder will be paid in U.S. Dollars unless otherwise agreed in writing. The word “will” or “will” denotes a directive and obligation, not an option. References to a number of days refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any document or information shall be deemed to have been “made available”, “furnished”, “delivered” or “provided” to Buyer solely to the extent that it was uploaded to the “Project Sawgrass” electronic data room maintained by Firmex on behalf of the Seller Parties in connection with the transactions contemplated by this Agreement on or prior to the 5:00 p.m. (Eastern Time) on the date that was two Business Days prior to the date hereof and available through the Closing Date.
Section 9.11Partial Invalidity. Without limitation to Section 4.4(d), whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 9.12Certain Disclosure Matters. The Disclosure Schedule contains a series of schedules which, in part, set forth information specifically referred to in ARTICLE 2 and, in part, provide exceptions or qualifications to the representations and warranties contained in ARTICLE 2 (the latter schedules need not be specifically referred to in ARTICLE 2). The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission to any third Person of any matter whatsoever, including of any violation of Law or breach of any Contract. An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty will be deemed to be an exception or

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qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate on its face so as to make reasonably clear that such exception or qualification is applicable to such other representations and warranties, whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a schedule comprising the Disclosure Schedule.
Section 9.13Specific Performance. Each Party agrees that irreparable damage could occur to the non-breaching Party(ies) if any provision of this Agreement were not performed by a Party in accordance with the terms hereof (including failing to take such actions as are required of them to consummate the transactions contemplated hereby). Accordingly, without limitation to Section 4.4(e), each Party agrees that, subject to Section 6.3 and the limitations set forth in this Section 9.13, in addition to any other remedy to which a non-breaching Party is entitled at Law or in equity, each of Buyer and Atlas (on behalf of the Seller Parties), prior to the termination of this Agreement in accordance with Section 6.1, will be entitled to seek injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions hereof. By seeking the remedies provided for in this Section 9.13, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement in the event that the remedies provided for in this Section 9.13 are not available or otherwise not granted. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. A Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any Non-Breaching Party(ies) be entitled to both a grant of specific performance to cause the Closing to occur and to all or any portion of the Break-Up Fee and the Non-Breaching Party(ies) acceptance of the Break-Up Fee shall terminate any right to injunctive relief or specific performance under this Agreement.
Section 9.14Non-Party Affiliates.
(a)All Proceedings (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose Liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or the other Transaction Documents, (ii) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in connection with, or as inducement to enter into, this Agreement), (iii) any breach or violation of this Agreement or the other Transaction Documents and (iv) any failure of the transactions contemplated by this Agreement or the other Transaction Documents to consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as parties hereto and thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. No Person who is not a named party to this Agreement or any other Transaction Document, including any of their respective Related Parties (each, a “Non-Party Affiliate”), shall have any Liability (whether in Contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose Liability of an entity against its owners or Affiliates) arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, each party hereto waives and releases all such Actions against any such Non-Party Affiliate. For avoidance of doubt, the parties acknowledge

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and agree that the Non-Party Affiliates referred to herein are intended third party beneficiaries of this Section 9.14.
(b)Each of the Seller Parties and Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 9.14 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 9.14, neither Buyer nor the Seller Parties, as applicable, would enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
Section 9.15Prevailing Party. If any litigation or other court action, arbitration or similar Proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided that if a Party to such litigation, action, arbitration or other Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or other Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

[SIGNATURE PAGE FOLLOWS]

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The Parties have executed this Asset Purchase Agreement as of the date stated in the first paragraph hereof.
BUYER:

Sawgrass Buyer LLC

By:     /s Scott Desiderio
Name:    Scott Desiderio
Title: Deputy Chief Financial Officer

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ATLAS:

Atlas Corp.

By:     /s Bing Chen
Name:    Bing Chen
Title:        President and CEO

SELLERS:

APR Energy Holdings Limited

By:     /s Martin Silveira
Name:    Martin Silveira
Title:    Director

APR Energy, LLC

By:     /s Joseph DiCamillo
Name:    Joseph DiCamillo
Title:     Secretary

Power Rental Asset Co Two LLC

By:     /s Martin Silveira
Name:    Martin Silveira
Title:     Chief Operating Officer

Power Rental Op Co LLC

By:     /s Martin Silveira
Name:    Martin Silveira
Title:    Chief Operating Officer

APR Energy MEX S. de R.L. de CV

By:     /s Joseph DiCamillo
Name: Joseph DiCamillo
Title:    Sole General Manager

Falconbridge Services, LLC

By:     /s Joseph DiCamillo
Name:    Joseph DiCamillo
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Title:    Secretary

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Exhibit A
Equity Commitment Letter
[Redacted]

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Exhibit B
Limited Guaranty
[Redacted]

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Exhibit C
Form of Restrictive Covenant Agreement
[Redacted]

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Exhibit D
Form of Trademark and Domain Name Assignment and License
[Redacted]

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Exhibit 1.1(a)
Tangible Personal Property
[Redacted]

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Exhibit 1.1(b)
Purchased Inventory
[Redacted]

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Exhibit 1.1(h)
Purchased Systems
[Redacted]

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Exhibit 1.1(i)
Purchased Trademarks
[Redacted]

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Exhibit 1.1(j)
[Redacted]

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Exhibit 4.6(a)
[Redacted]

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Exhibit 8.1
Eligible APR Employees
[Redacted]

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Exhibit 8.2
Assigned Contracts
[Redacted]

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Exhibit 8.3
Brazilian Assets
[Redacted]

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Exhibit 8.4
IID Assets
[Redacted]

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Exhibit 8.5
Certain Permitted Encumbrances
[Redacted]

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